Exhibit 4.1

Execution Version
Published CUSIP Number: [__]

CREDIT AGREEMENT
dated as of October 27, 2014
among
OCEANEERING INTERNATIONAL, INC.
as the Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and Swing Line Lender,
and
THE LENDERS NAMED HEREIN
as Lenders
$800,000,000

Wells Fargo Securities, LLC, DNB Markets, Inc.,
HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC
as Joint Lead Arrangers and Joint Bookrunners

DNB Bank ASA, New York Branch
as Syndication Agent

HSBC Bank USA, N.A. and JPMorgan Chase Bank, N.A.
as Documentation Agents

Table of Contents

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS

Section 1.1	Certain Defined Terms

Section 1.2	Computation of Time Periods

Section 1.3	Accounting Terms; Changes in GAAP

Section 1.4	Classes and Types of Advances

Section 1.5	Miscellaneous

ARTICLE 2	CREDIT FACILITIES

Section 2.1	Revolving and Term Commitments

Section 2.2	[Reserved]

Section 2.3	Swing Line Advances

Section 2.4	Advances

Section 2.5	Prepayments

Section 2.6	Repayment

Section 2.7	Fees

Section 2.8	Interest

Section 2.9	Illegality

Section 2.10	Breakage Costs

Section 2.11	Increased Costs

Section 2.12	Payments and Computations

Section 2.13	Taxes

Section 2.14	Mitigation Obligations; Replacement of Lenders

Section 2.15	Increase in Commitments

Section 2.16	Defaulting Lender

Section 2.17	Extension of Maturity Dates

ARTICLE 3	CONDITIONS

Section 3.1	Conditions Precedent to Effectiveness

Section 3.2	Conditions Precedent to Each Borrowing

Section 3.3	Determinations Under Sections 3.1 and 3.2

ARTICLE 4	REPRESENTATIONS AND WARRANTIES

Section 4.1	Organization

Section 4.2	Authorization; No Breach; Approvals

Section 4.3	Enforceability
Section 4.4    Financial Condition

Section 4.5	Fiscal Year

Section 4.6	True and Complete Disclosure

Section 4.7	Litigation

Section 4.8	Compliance with Agreements

Section 4.9	Pension Plans

Section 4.10	Environmental Condition

Section 4.11	Subsidiaries

Section 4.12	Investment Company Act

Section 4.13	Taxes

Section 4.14	Permits, Licenses, etc

Section 4.15	Use of Proceeds

Section 4.16	Property

Section 4.17	Insurance

Section 4.18	Sanctions; FCPA

ARTICLE 5	AFFIRMATIVE COVENANTS

Section 5.1	Organization

Section 5.2	Reporting

Section 5.3	Insurance

Section 5.4	Compliance with Laws

Section 5.5	Payment of Tax Obligations; Pari Passu Treatment

Section 5.6	Guarantors

Section 5.7	Records; Inspection

Section 5.8	Maintenance of Property

ARTICLE 6	NEGATIVE COVENANTS

Section 6.1	Limitations on Debt and Preferred Stock

Section 6.2	Secured Debt

Section 6.3	Liens

Section 6.4	Dividends, Stock Purchases and Restricted Investments

Section 6.5	Mergers, Consolidations and Sales of Assets

Section 6.6	Limitation on Restrictive Agreements

Section 6.7	Use of Proceeds

Section 6.8	Affiliate Transactions

Section 6.9	Nature of Business

Section 6.10	Hazardous Materials

Section 6.11	Foreign Assets Control Regulations

Section 6.12	[Reserved]

Section 6.13	Maximum Leverage Ratio

Section 6.14	Sanctions; FCPA

ARTICLE 7	EVENTS OF DEFAULT AND REMEDIES

Section 7.1	Events of Default

Section 7.2	Optional Acceleration of Maturity

Section 7.3	Automatic Acceleration of Maturity

Section 7.4	Set-off

Section 7.5	Remedies Cumulative, No Waiver

Section 7.6	Application of Payments

ARTICLE 8	THE ADMINISTRATIVE AGENT

Section 8.1	Appointment and Authority

Section 8.2	Reliance by Administrative Agent and Swing Line Lender

Section 8.3	Delegation of Duties

Section 8.4	Indemnification

Section 8.5	Non-Reliance on Administrative Agent and Other Lenders

Section 8.6	Resignation of Administrative Agent or Swing Line Lender

Section 8.7	Certain Authorization of Administrative Agent; Release of Guarantors

Section 8.8	No Other Duties, etc

ARTICLE 9	MISCELLANEOUS

Section 9.1	Costs and Expenses

Section 9.2	Indemnification; Waiver of Damages

Section 9.3	Waivers and Amendments

Section 9.4	Severability

Section 9.5	Survival of Representations and Obligations

Section 9.6	Borrower Assignment

Section 9.7	Lender Assignments and Participations

Section 9.8	Confidentiality

Section 9.9	Notices, Etc

Section 9.10	Usury Not Intended

Section 9.11	Usury Recapture

Section 9.12	Payments Set Aside

Section 9.13	Governing Law

Section 9.14	Submission to Jurisdiction; Waiver of Venue

Section 9.15	Electronic Execution of Assignments

Section 9.16	Execution in Counterparts

Section 9.17	Waiver of Jury

Section 9.18	USA PATRIOT Act

Section 9.19	Judgment Currency

Section 9.20	No Advisory or Fiduciary Responsibility

Section 9.21	Integration

EXHIBITS:
Exhibit A     Form of Assignment and Acceptance
Exhibit B     Form of Compliance Certificate
Exhibit C     Form of Notice of Borrowing
Exhibit D     Form of Notice of Continuation or Conversion
Exhibit E-1    Form of Revolving Note
Exhibit E-2    Form of Swing Line Note
Exhibit E-3    Form of Term Note
Exhibit F    Form of Subsidiary Guaranty
Exhibit G-1    Form of U.S. Tax Compliance Certificate
Exhibit G-2    Form of U.S. Tax Compliance Certificate
Exhibit G-3    Form of U.S. Tax Compliance Certificate
Exhibit G-4    Form of U.S. Tax Compliance Certificate

SCHEDULES:
Schedule I         Pricing Schedule
Schedule II         Commitments, Contact Information
Schedule III        Change of Control Affiliates
Schedule 4.11         Subsidiaries
Schedule 6.1        Existing Unsecured Debt of Non-Guarantor Subsidiaries
Schedule 6.2        Existing Secured Debt
Schedule 6.3        Existing Liens
Schedule 6.4        Existing Investments

CREDIT AGREEMENT
This CREDIT AGREEMENT dated as of October 27, 2014 is among (a) Oceaneering International, Inc., a Delaware corporation (the “Borrower”), (b) the Lenders (as defined below), and (c) Wells Fargo Bank, National Association (“Wells Fargo”) as Swing Line Lender (as defined below) and as Administrative Agent (as defined below) for the Lenders.
In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Swing Line Lender and the Lenders do hereby agree as follows:

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS

Section 1.1Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Additional Lender” has the meaning set forth in Section 2.15.
“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the Daily One-Month LIBOR in effect on such day plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate, respectively.
“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.6.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means any advance by a Lender or the Swing Line Lender to the Borrower as a part of a Borrowing.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Credit Exposure” means, as to any Lender, the sum of (a) its Revolving Credit Exposure and (b) its Term Exposure.
“Agreement” means this Credit Agreement.

“Annual Financial Statements” means the consolidated annual financial statements of the Borrower and its Subsidiaries, including all notes thereto, which statements shall include a consolidated balance sheet as of the end of the fiscal year relating thereto and a consolidated income statement and a consolidated statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP in all material respects, and accompanied by the opinion of independent certified public accountants of recognized national standing, which shall state that such financial statements present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and the results of consolidated operations of the Borrower and its consolidated Subsidiaries for the period covered thereby in conformity with GAAP. As long as the Borrower files an annual report on Form 10-K with the SEC, such report and related financial statements, including notes thereto and opinion of independent certified public accountants, included thereon shall be considered the “Annual Financial Statements”.
“Applicable Margin” means (a) at any time with respect to each Swing Line Advance, Revolving Advance and the Commitment Fees as to Revolving Commitments, the percentage rate per annum which is applicable at such time to such Type of Advance or such Commitment Fees, in each case, as set forth in Table A of Schedule I and subject to further adjustments as set forth in Section 2.8(d), and (b) at any time with respect to each Term Advance and the Commitment Fees as to Term Commitments, the percentage rate per annum which is applicable at such time to such Type of Advance or such Commitment Fees, in each case, as set forth in Table B of Schedule I and subject to further adjustments as set forth in Section 2.8(d).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.7), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.
“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.
“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.
“Borrowing” means a Revolving Borrowing, Term Borrowing or a Swing Line Borrowing.
“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York or Texas, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.
“Capital Lease” means, for any Person, subject to Section 1.3(c), any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in the Cash Collateral Account, pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Swing Line Lender or Lenders, as collateral for the Swing Line Advances or obligations of Lenders to fund participations in respect of Swing Line Advances, cash or deposit account balances or, if the Administrative Agent and the Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.16(a)(vi).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
“Change of Control” shall be deemed to have occurred if (a) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than an Affiliate described on Schedule III, become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Borrower’s Voting Securities, or (b) during any period of 24 consecutive months commencing on or after the Effective Date, a majority of the members of the Board of Directors of the Borrower ceases to be composed of individuals (i) who were members of such Board on the first day of such period, (ii) whose election, nomination or appointment to such Board was approved by individuals referred to in clause (i) above constituting at the time of such election, nomination or appointment at least a majority of such Board or (iii) whose election, nomination or appointment to such Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, nomination or appointment at least a majority of such Board.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” has the meaning set forth in Section 1.4.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.
“Commitments” means, as to any Lender, its Revolving Commitment and its Term Commitment, if applicable.

“Commitment Fees” means the fees required under Section 2.7(a).
“Commitment Increase” has the meaning set forth in Section 2.15.
“Compliance Certificate” means a compliance certificate executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower in substantially the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted Net Worth” means as of the date of any determination thereof, Consolidated Net Worth, excluding, to the extent included in the determination of Consolidated Net Worth, any accumulated foreign currency translation adjustments or impairments as determined in accordance with GAAP.
“Consolidated Debt” means all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.
“Consolidated EBITDA” for any period means the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or local income taxes made by the Borrower and its Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Borrower and its Subsidiaries during such period, (d) any other non-recurring, non-cash charge to the extent such non-cash charge reduces Consolidated Net Income (as reduced by any adjustment for the amount of cash pay-outs of non-recurring, non-cash charges from prior fiscal periods), and (e) Consolidated Interest Expense during such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means for any period all interest (including the interest component of Capital Lease Obligations) and all amortization of debt discount and expense on any particular Debt (including payment-in-kind, zero coupon and other like Securities) of the Borrower and its Subsidiaries for which such calculations are being made as determined in accordance with GAAP. Computations of Consolidated Interest Expense on a pro-forma basis for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.
“Consolidated Net Income” for any period means the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:
(a)the proceeds of any life insurance policy;
(b)net earnings and losses of any Subsidiary of the Borrower accrued prior to the date it became a Subsidiary of the Borrower;
(c)net earnings and losses of any Person (other than a Subsidiary of the Borrower), substantially all the assets of which have been acquired in any manner by the Borrower or any of its Subsidiaries, realized by such Person prior to the date of such acquisition;
(d)net earnings and losses of any Person (other than a Subsidiary of the Borrower) with which the Borrower or a Subsidiary of the Borrower shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary of the Borrower prior to the date of such consolidation or merger;
(e)net earnings of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any Subsidiary of the Borrower has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary of the Borrower in the form of cash distributions;

(f)any portion of the net earnings of any Subsidiary of the Borrower which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary of the Borrower;
(g)earnings and losses resulting from any reappraisal, revaluation, write-up or write-down of assets other than in the ordinary course of business;
(h)any reversal of any contingency reserve to the extent such contingency reserve was taken prior to September 30, 2011, but including in any determination of Consolidated Net Income changes in estimates made in accordance with GAAP;
(i)any gains or losses on the sale or other disposition of Investments or fixed or capital investments (other than gains or losses in the ordinary course of business as determined in accordance with GAAP), and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;
(j)any non-cash gains to the extent such non-cash gains increase Consolidated Net Income for such period; and
(k)any other extraordinary gain or loss, including the cumulative effect of changes to GAAP.

“Consolidated Net Worth” means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Borrower and its Subsidiaries as determined in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.
“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).
“Credit Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Notices of Borrowing, the Notices of Conversion, any AutoBorrow Agreement, the Fee Letters, and each other agreement, instrument or document executed and delivered by any Credit Party at any time in connection with this Agreement.
“Credit Parties” means the Borrower and the Guarantors.
“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.
“Debt” with respect to any Person means, at any time, without duplication,
(a)    liabilities for borrowed money;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    all Capital Lease Obligations of such Person;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); provided that, solely in the case of liabilities of any Person not a Subsidiary or the Borrower secured by such a Lien, the amount of such Debt shall be deemed to be the lesser of (i) the net book value of the property so encumbered and (ii) the amount of such liabilities;
(e)    all its liabilities in respect of standby letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (other than those representing obligations for performance guarantees);
(f)    all liabilities of such Person under Hedging Arrangements; and
(g)    any Guaranty of such Person with respect to liabilities (other than performance guarantees) of a type described in any of clauses (a) through (f) hereof;
provided, that in the case of computations of “Debt” of the Borrower or any Subsidiary, notwithstanding clause (d) above, “Debt” shall not include Debt secured by Liens permitted under Section 6.3(h).
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Swing Line Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Swing Line Lender and each Lender.
“Distribution” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower (except dividends or other distributions payable solely in shares of common stock of the Borrower), and (b) any payments made on account of any cancellation, termination, redemption, acquisition or retirement of any Equity Interests of the Borrower or of warrants, rights or other options to purchase any Equity Interests of the Borrower or any Subsidiary.
“Dollars” and “$” means lawful money of the United States of America.
“Effective Date” means the date of this Agreement.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.7(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.7(b)(iii)).
“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).
“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar Legal Requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other Legal Requirements, including common law theories applicable to the Borrower, any Subsidiary or any Property of the Borrower or Subsidiary, and relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) generation, manufacture, handling, distribution in commerce, use, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation of Hazardous Substances; (c) exposure of any Person or Property to Hazardous Substances; or (d) the safety or health of employees.
“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Equity Interests” means with respect to any Person, any shares, interests, participations, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.
“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurodollar Base Rate” means (a) in determining the Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate, including the rate determined under the following clause (b), and (b) in determining the Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period as the London Interbank Offered Rate, for deposits in Dollars for a period equal to such Interest Period; provided that, (x) if the rate set forth on such reference page or provided by such successor or substitute service is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and (y) if such quotation is not available for any reason, then for purposes of this clause (b), the Eurodollar Base Rate shall then be the rate reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage
Where,
“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 7.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment or otherwise under a Credit Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or becomes party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.14 or reallocation pursuant to Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of January 6, 2012, among the Borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as swing line lender and administrative agent thereunder.
“Facility” means the Revolving Facility or the Term Facility, as the case may be.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended, expanded or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement that implements or modifies the provisions of the foregoing (together with any laws implementing such agreement).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the immediately succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America or any of its successors.
“Fee Letters” means (a) that certain fee letter dated as of September 4, 2014 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC and (b) that certain fee letter dated as of September 4, 2014 between the Borrower and DNB Markets, Inc.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Revolving Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it, Cash Collateralized in accordance with the terms hereof or reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means any Person that now or hereafter executes a Subsidiary Guaranty, including each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Subsidiary Guaranty or a new Subsidiary Guaranty, in each case other than those released from their obligations under the Subsidiary Guaranty pursuant to Section 5.6 or otherwise.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation (other than performance obligations (other than obligations for the payment of borrowed money)) of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such Debt or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or
(d)    otherwise to assure the owner of such Debt or obligation against loss in respect thereof.
In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Substance” means any substance or material identified as such or regulated pursuant to any applicable Environmental Law, including (i) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof; (iii) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, or radon gas; and (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.
“Increase Date” has the meaning set forth in Section 2.15.
“Increasing Lender” has the meaning set forth in Section 2.15.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Interest Period” means, for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, three, six or twelve months, in each case as the Borrower may select, provided that:
(l)Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(m)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the immediately succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(n)any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
(o)the Borrower may not select any Interest Period for any Advance which ends after the Term Maturity Date or the Revolving Maturity Date, as applicable.
“Investments” shall mean all investments, in cash or by delivery of property, made directly or indirectly in any Property or in any Person, whether by acquisition of Equity Interests, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise; provided that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.
“IRS” means the United States Internal Revenue Service.
“Legal Requirement” means any law, statute, ordinance, decree, code, act, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X, whether now or hereafter in effect.
“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14 or 2.15, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” references the Revolving Lenders, the Term Lenders and the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lender Parties” means the Administrative Agent, the Swing Line Lender and the Lenders.
“Leverage Ratio” means, as of any fiscal quarter end, the ratio of (a) Consolidated Debt as of such fiscal quarter end to (b) Consolidated EBITDA for the four-fiscal quarter period then ended.
“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement). For the purposes of this Agreement, the Borrower or any of its Subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.
“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institution or corporation rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated at least Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any other commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.
“Majority Lenders” means, at any time, Lenders having Aggregate Credit Exposures and unused aggregate Commitments representing more than 50% of the sum of the Aggregate Credit Exposures and unused aggregate Commitments of all Lenders at such time; provided that:
(a)    with respect to amendments, waivers or consents relating to Section 2.1(a) and Section 2.1(c)(i), “Majority Lenders” means the Majority Revolving Lenders;
(b)    with respect to amendments, waivers or consents relating to Section 2.1(b) and Section 2.1(c)(ii), “Majority Lenders” means the Majority Term Lenders; and
(c)    in any event, the Aggregate Credit Exposure of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Majority Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the Revolving Credit Exposures and unused Revolving Commitments of all Revolving Lenders at such time; provided that, the Revolving Credit Exposure and unused Revolving Commitment of any Defaulting Lender shall be disregarded in determining Majority Revolving Lenders at any time.
“Majority Term Lenders” means, at any time, Term Lenders having Term Exposures and unused Term Commitments representing more than 50% of the sum of the Term Exposures and unused Term Commitments of all Term Lenders at such time; provided that, the Term Exposure and unused Term Commitment of any Defaulting Lender shall be disregarded in determining Majority Term Lenders at any time.
“MARAD Debt” means Debt of the Borrower or any of its Subsidiaries owed to, or guaranteed by, the U.S. Maritime Administration and incurred in connection with the acquisition or purchase of fixed assets useful and intended to be used in carrying on the business of the Borrower or any of its Subsidiaries, provided that with respect to such Debt, none of the Property of the Borrower or any of its Subsidiaries (other than the fixed asset so acquired or purchased) shall be, directly or indirectly, liable for or secure in any manner whatsoever the payment thereof.
“Margin Stock” shall have the meaning given to such term in Regulation U of Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Credit Document, (c) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Credit Documents, considered as a whole, or (d) the validity or enforceability of any rights or remedies of the Administrative Agent, the Swing Line Lender or any Lender under any Credit Document.
“Material Subsidiary” means any Subsidiary whose (a) attributable share of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a fiscal year end, for which Annual Financial Statements, are available is greater than 1% of the Consolidated EBITDA for such period or (b) attributable share of the book value of total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a fiscal year end, for which Annual Financial Statements, are available, is greater than 1% of the book value of total assets of the Borrower and its Subsidiaries as of such day.
“Maturity Dates” means the Revolving Maturity Date and the Term Maturity Date.
“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirement.
“Minority Interests” means any Equity Interests of any class of a Subsidiary (other than directors’ qualifying shares or Regulatory Shares as required by law) that are not owned by the Borrower or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidating value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.
“Non-Consenting Lender” means any Lender that does not consent to a proposed amendment, modification, waiver, consent or release with respect to this Agreement or any other Credit Document that requires the unanimous consent of all Lenders, all Revolving Lenders (if such Lender is a Revolving Lender), all Term Lenders (if such Lender is a Term Lender) or the approval of each Lender affected thereby.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.
“Notes” means the Revolving Notes, the Term Notes and the Swing Line Note.
“Notice of Borrowing” means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit C.
“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit D.
“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender or the Administrative Agent under this Agreement and the Credit Documents and any increases, extensions and rearrangements of those obligations under any amendments, supplements and other modifications of the Credit Documents.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).
“Participant” has the meaning assigned to such term in Section 9.7(d).
“Participant Register” has the meaning specified in Section 9.7(d).
“Past Due Rate” means, on any day, a rate per annum equal to the lesser of (a) the Maximum Rate and (b) the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances then in effect plus two percent (2%).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Liens” has the meaning set forth in Section 6.3.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
“Preferred Stock” means any class of Equity Interest issued by a Person that is preferred over any other class of Equity Interest issued by such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.
“Principal Credit Document” means this Agreement, the Notes, the Subsidiary Guaranty, any Autoborrow Agreement, the Fee Letters, and any other material Credit Document (but excluding any Notices of Borrowing, Notices of Conversions, or any other notices delivered by any Credit Party and not executed by any Lender Party).
“Pro Forma Compliance Certificate” means the pro forma compliance certificate delivered pursuant to Section 5.2(i)(A).
“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
“Pro Rata Share” means, with respect to any Lender, such Lender’s Revolving Pro Rata Share or Term Pro Rata Share, as the case may be.
“Quarterly Financial Statements” means the quarterly consolidated financial statements of the Borrower and its Subsidiaries, which statements shall include a consolidated balance sheet as of the end of such fiscal quarter and a consolidated income statement and a consolidated statement of cash flows for such fiscal quarter and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures as of the end of and for the corresponding fiscal quarter of the preceding year, prepared in accordance with GAAP in all material respects except that such statements are condensed and exclude detailed footnote disclosures and attested by the chief financial officer or other authorized officer of the Borrower as fairly presenting, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of such date. As long as the Borrower files a quarterly report on Form 10-Q with the SEC, such report and related financial statements, including notes thereto, shall be considered the “Quarterly Financial Statements”.
“Recipient” means the Administrative Agent or any Lender, as applicable, in each case, in its capacity as such.

“Register” has the meaning set forth in Section 9.7(c).
“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Regulatory Shares” means, with respect to any Person, Equity Interests of such Person required to be issued as qualifying shares to directors or shares issued to Persons other than the Borrower in response to regulatory requirements of foreign jurisdictions pursuant to a resolution of the Board of Directors of such Person.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, and advisors of such Person and of such Person’s Affiliates.
“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).
“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.
“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, or any Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or any Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, a Responsible Officer of such Person’s general partner or partners.
“Restricted Investments” means all Investments, other than:
(a)    Investments by the Borrower and its Subsidiaries in and to Wholly-owned Subsidiaries, including any Investment in a Person which, after giving effect to such Investment, will become a Wholly-owned Subsidiary;
(b)    Investments representing loans or advances in the usual and ordinary course of business to officers and employees for expenses incidental to carrying on the business of the Borrower or any of its Subsidiaries;
(c)    Investments existing on the Effective Date as described on Schedule 6.4;
(d)    Liquid Investments;
(e)    Investments in direct obligations of governments other than the United States of America maturing within twelve months from the date of acquisition thereof by the Borrower or a Subsidiary; provided that at the time of such acquisition, the long-term debt of such government is rated “AAA” by S&P or by Moody’s; and

(f)    Investments of the Borrower not described in the foregoing clauses (a) through (e); provided that the aggregate amount of all such Investments shall not at the time any Investment is made pursuant to this clause (f) exceed 15% of Consolidated Adjusted Net Worth.

“Restricted Party” means a Person (including any country or any government of a country, any agency of the government of a country, and any organization directly or indirectly controlled by any country or its government):
(a)    that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of Person);
(b)    that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws; or
(c)    that is directly or indirectly owned or controlled by a Person referred to in (a) or (b) above.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.
“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.4(b).
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Advances and to acquire participations in Swing Line Advances hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.1(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.7 or (ñ) increased from time to time pursuant to Section 2.15. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule II, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Advances and the amount of such Lender’s participation in Swing Line Advances at such time (including any participation in Swing Line Advances allocated to such Lender pursuant to Section 2.16 hereof).
“Revolving Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a) and (b) the swing line subfacility provided by the Swing Line Lender described in Section 2.3.
“Revolving Lender” means Lenders having a Revolving Commitment or if such Revolving Commitments have been terminated, Lenders that are owed Revolving Advances or have a participating interest in Swing Line Advances.
“Revolving Maturity Date” means the earlier of (a) October 25, 2019, as such date may be extended pursuant to Section 2.17 and (b) the earlier termination in whole of the Revolving Commitments and acceleration of the Revolving Advances pursuant to Article 7.
“Revolving Note” means a promissory note of the Borrower payable to a Revolving Lender in the amount of such Revolving Lender’s Commitment, in substantially the form of Exhibit E-1, evidencing indebtedness of the Borrower to such Revolving Lender resulting from Revolving Advances owing to such Revolving Lender.

“Revolving Pro Rata Share” means, at any time with respect to any Revolving Lender, (i) the ratio (expressed as a percentage) of such Revolving Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments in effect at such time, or (ii) if all of the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Revolving Lender’s Revolving Credit Exposure at such time to the aggregate Revolving Credit Exposure of all Revolving Lenders at such time.
“Same Day Funds” means immediately available funds.
“Sanctions Authority” means the Kingdom of Norway, the United Nations, the European Union, any member of the European Union, the United States of America and any governmental authority acting on behalf of any of them in connection with Sanctions Laws.
“Sanctions Laws” means the economic or financial sanctions laws or regulations and trade embargoes, and the prohibitions, restrictive measures, decisions, executive orders or notices from regulators in connection with such economic sanctions laws or regulations and trade embargoes, in each case implemented, adopted, imposed, administered, enacted or enforced by any Sanctions Authority.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities published in connection with Sanctions Laws by any Sanctions Authority.
“SEC” means, the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of such Commission.
“Security” has the meaning assigned in Section 2(1) of the Securities Act of 1933, as amended.
“Senior Unsecured Notes” means senior, unsecured notes of one or more series issued by the Borrower.
“Senior Note Documents” means the Senior Unsecured Notes, the indenture under which such Senior Unsecured Notes are issued, and each other agreement, instrument or document executed by the Borrower or any Subsidiary at any time in connection with the Senior Unsecured Notes.
“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.
“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guaranty” means a Guaranty Agreement executed in substantially the same form as Exhibit F.
“Swing Line Note” means the promissory note made by the Borrower payable to the Swing Line Lender, in substantially the form of Exhibit E-2, evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances.

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.
“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.
“Swing Line Lender” means Wells Fargo.
“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) five (5) Business Days after demand is made by the Swing Line Lender if no Default exists, and otherwise upon demand by the Swing Line Lender, and (iii) the Revolving Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) five (5) Business Days after demand is made by the Swing Line Lender if no Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Revolving Maturity Date.
“Swing Line Sublimit Amount” means, at any time, an amount equal to $25,000,000; provided that, on and after the Revolving Maturity Date, the Swing Line Sublimit Amount shall be zero.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Advance” means any advance by a Term Lender to the Borrower as part of a Term Borrowing.
“Term Borrowing” means a Borrowing consisting of simultaneous Term Advances of the same Type made by each Term Lender pursuant to Section 2.1(b) or Converted by each Term Lender to Term Advances of a different Type pursuant to Section 2.4(b).
“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Advances hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.1(c) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.7. The initial amount of each Lender’s Term Commitment is set forth on Schedule II, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable.
“Term Commitment Termination Date” means the earlier of (a) April 27, 2015, and (b) the termination in whole of the Term Commitments pursuant to Section 2.1(c)(ii) or Article 7.
“Term Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Term Advances.
“Term Facility” means the term loan facility described in Section 2.1(b).
“Term Lenders” means Lenders having a Term Commitment or if such Term Commitments have been terminated, Lenders that are owed Term Advances.
“Term Maturity Date” means the earlier of (a) October 27, 2017, as such date may be extended pursuant to Section 2.17 and (b) the termination in whole of the Term Commitments and acceleration of the Term Advances pursuant to Article 7.

“Term Note” means a promissory note of the Borrower payable to a Term Lender in the amount of such Term Lender’s Term Commitment, in substantially the same form as Exhibit I-2, evidencing indebtedness of the Borrower to such Term Lender resulting from the Term Advances owing to such Lender.
“Term Pro Rata Share” means, at any time with respect to any Term Lender, (i) the ratio (expressed as a percentage) of such Term Lender’s Term Commitment at such time to the aggregate Term Commitments in effect at such time, or (ii) if all of the Term Commitments have been terminated, the ratio (expressed as a percentage) of such Term Lender’s Term Exposure at such time to the aggregate Term Exposure of all Term Lenders at such time.
“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Total Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s Aggregate Credit Exposure at such time to the Aggregate Credit Exposure of all Lenders at such time.
“Transactions” means the refinancing of the Existing Credit Agreement, the initial Borrowings and other extensions of credit hereunder, and the payment of fees, commissions and expenses in connection with each of the foregoing.
“Type” has the meaning set forth in Section 1.4.
“Unused Revolving Commitment Amount” means, with respect to a Revolving Lender at any time, the amount (if any) by which such Revolving Lender’s Revolving Commitment at such time exceeds the aggregate principal amount at such time of its outstanding Revolving Advances.
“Unused Term Commitment Amount” means, with respect to a Term Lender at any time, the amount (if any) by which such Term Lender’s Term Commitment at such time exceeds the aggregate principal amount at such time of its outstanding Term Advances
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(g).
“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.
“Wells Fargo” has the meaning set forth in the introductory paragraph of this Agreement.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares and shares of capital stock owned by one or more individuals who are not citizens of the United States of America and whose ownership of such capital stock is mandated by the law of any country other than the United States of America) and Voting Securities of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.
“Withholding Agent” means any Credit Party and the Administrative Agent.
Section 1.2    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3    Accounting Terms; Changes in GAAP.

(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2013.
(b)    Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s financial statements referred to in Section 4.4.
(c)    If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement, or the operation of any other provision, set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement or provision to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Majority Lenders); provided that, until so amended (or until such request is withdrawn), regardless of whether any such request is made before or after such change in GAAP or in the application thereof, (i) such ratio or requirement or provision shall continue to be computed or interpreted in accordance with GAAP as in effect immediately prior to such change becoming effective and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases (whether now existing or entered into after the date hereof) that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.4    Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance, a Term Advance or a Swing Line Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5    Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any Legal Requirement shall be construed as referring to such Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive unless expressly provided for otherwise. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2CREDIT FACILITIES

Section 2.1    Revolving and Term Commitments.

(a)Revolving Commitment. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Maturity Date; provided that after giving effect to such Revolving Advances, (i) such Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Commitment and (ii) the aggregate Revolving Credit Exposures of all Revolving Lenders shall not exceed the aggregate Revolving Commitments in effect at such time. Each Revolving Borrowing shall consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders according to their respective Revolving Pro Rata Shares and (A) if comprised of Base Rate Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof or (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof. Within the foregoing limits, the Borrower may from time to time borrow, repay and reborrow Revolving Advances as provided herein.
(b)Term Commitment. Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Term Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Term Commitment Termination Date; provided that after giving effect to such Term Advances, (i) such Term Lender’s Term Exposure shall not exceed such Lender’s Term Commitment and (ii) the aggregate Term Exposures of all Term Lenders shall not exceed the aggregate Term Commitments in effect at such time. Each Term Borrowing shall consist of Term Advances of the same Type made on the same day by the Term Lenders according to their respective Term Pro Rata Shares and (A) if comprised of Base Rate Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof or (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof. The Borrower may not reborrow any Term Advances that have been repaid.
(c)Reduction of the Commitments.
(i)Optional Reduction of Revolving Commitments. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the aggregate Revolving Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. The Borrower shall notify the Administrative Agent of any election to terminate in whole or reduce the aggregate Revolving Commitments at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each such notice delivered by the Borrower pursuant to this Section 2.1(c)(i) shall be irrevocable; provided that a notice of termination in whole of the aggregate Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.1(c)(i) shall be applied to each Lender’s Revolving Commitment in accordance with such Lender’s Revolving Pro Rata Share and shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.
(ii)Optional Reduction of Term Commitments; Term Commitment Termination Date. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the aggregate Term Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. The Borrower shall notify the Administrative Agent of any election to terminate in whole or reduce the aggregate Term Commitments at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each such notice delivered by the Borrower pursuant to this Section 2.1(c)(ii) shall be irrevocable; provided that a notice of termination in whole of the aggregate Term Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Term Commitments pursuant to this Section 2.1(c)(ii) shall be applied to each Lender’s Term Commitment in accordance with such Lender’s Term Pro Rata Share and shall be permanent, with no obligation of the Lenders to reinstate such Term Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Term Commitments, as so reduced. On the Term Commitment Termination Date, after the making of any Term Advances requested to be made on such date pursuant to the terms hereof, each Term Lender’s Term Commitment shall be reduced to zero.
(iii)Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Revolving Commitment and Term Commitment; provided that (A) the Borrower must elect to terminate such Defaulting Lender’s entire Revolving Commitment and Term Commitment, if any, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender’s capacity as a Revolving Lender under this Agreement and under the other Credit Documents (excluding any amounts owing under Section 2.10 as result of such payment), (C) if any Term Commitment is being terminated pursuant to this clause (iii), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Term Lender under this Agreement and under the other Credit Documents (excluding any amounts owing under Section 2.10 as result of such payment), (D) a Defaulting Lender’s Revolving Commitment and Term Commitment may be terminated by the Borrower under this Section 2.1(c)(iii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Revolving Commitments and the Term Commitments of all then existing Defaulting Lenders, and (E) such termination shall not be permitted if a Default has occurred and is continuing. Upon written notice to the Defaulting Lender and the Administrative Agent of the Borrower’s election to terminate such Defaulting Lender’s Revolving Commitment and Term Commitment pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Borrower under clauses (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Lender” and a “Revolving Lender” or a “Term Lender”, as applicable, hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.11, 2.13, 8.4 and 9.2 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be “Lender” hereunder, (2) such Defaulting Lender’s Revolving Commitment and Term Commitment shall be deemed terminated in whole, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” and a “Revolving Lender” or “Term Lender”, as applicable, except that its obligations under Section 8.4 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” and a “Revolving Lender” or “Term Lender”, as applicable, hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Swing Line Lender, or any Lender may have against such Defaulting Lender. Notwithstanding anything herein to the contrary, (x) prior to the Term Commitment Termination Date, any termination of a Defaulting Lender’s Revolving Commitment pursuant to this clause (iii) must occur concurrently with a termination of such Defaulting Lender’s Term Commitments, and (y) if no Term Commitment is then being terminated pursuant to this clause (iii), the termination of commitments, rights and obligations provided for in this clause (iii) shall not affect rights and obligations that a Lender may have in its capacity as a Term Lender.
(d)Evidence of Debt. The Advances made by each Lender and the Swing Line Advances made by the Swing Line Lender, shall be evidenced by one or more accounts or records maintained by such Lender or the Swing Line Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Swing Line Lender and the Lenders shall be prima facie evidence of the amount of the Advances made by such Lenders and Swing Line Lender to the Borrower and the interest accrued and payments made thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note or a Term Note which shall evidence such Lender’s Revolving Advances or Term Advances, respectively, to the Borrower in addition to such accounts or records. Upon the request of the Swing Line Lender to the Borrower, the Borrower shall execute and deliver to the Swing Line Lender a Swing Line Note which shall evidence the applicable Swing Line Advances to the Borrower in addition to such accounts or records. Each Lender and the Swing Line Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.2    [Reserved].
Section 2.3    Swing Line Advances.
(a)    Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender shall, from time to time on any Business Day during the period from and including the Effective Date until the last Business Day occurring before the Revolving Maturity Date, make Swing Line Advances to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Revolving Maturity Date); provided that (i) after giving effect to such Swing Line Advance, (A) the aggregate outstanding principal amount of all Swing Line Advances shall not exceed the Swing Line Sublimit Amount in effect at such time and (B) the aggregate Revolving Credit Exposures of all Lenders shall not exceed the aggregate Revolving Commitments in effect at such time; (ii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line

Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (iii) each Swing Line Advance shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(a) conflict with such AutoBorrow Agreement, the terms of such AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Revolving Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.
(b)    Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender prepay the outstanding principal of the Swing Line Advances in the amount of such excess. If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.
(c)    Reimbursements for Swing Line Obligations.
(i)The Borrower agrees to pay to the Swing Line Lender the principal amount of such Swing Line Advances and interest, premium, fees, and other amounts owed by the Borrower with respect to the Swing Line Advances when due and payable under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount equal to such unpaid amount. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing of Base Rate Advances in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Revolving Lenders, and each Revolving Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make available such Revolving Lender’s Revolving Pro Rata Share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and the Revolving Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Revolving Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations with respect to Swing Line Advances, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement.
(ii)If at any time, the Revolving Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Revolving Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to such Revolving Lender’s Revolving Pro Rata Share of the outstanding aggregate principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Revolving Lender of the amount of such Revolving Advance or participation, and such Revolving Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in Same Day Funds, the amount of such Revolving Advance or participation.
(iii)If any such Revolving Lender shall not have so made its Revolving Advance or its participation available to the Administrative Agent pursuant to this Section 2.3, such Revolving Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Revolving Lender such Revolving Lender’s Revolving Advance or participation in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Lender’s obligation to make such Revolving Advance or purchase such participation pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Revolving Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Advance.
(d)    Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement or pursuant to a request in accordance with the immediately succeeding sentence. Except as provided in clause (c) above and except for Swing Line Borrowings made pursuant to an AutoBorrow Agreement, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing sent by telecopy, facsimile or, unless otherwise required by the Administrative Agent or Swing Line Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Revolving Lender funds its Revolving Advance or participation pursuant to clause (c) above, interest in respect of such Revolving Lender’s Revolving Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.
(g)Defaulting Lender. Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make a Swing Line Advance at such time a Defaulting Lender exists hereunder, unless such Defaulting Lender’s Fronting Exposure as to Swing Line Advances has been fully reallocated or Cash Collateralized pursuant to Section 2.16 below or the Swing Line Lender has entered into other satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.
Section 2.4    Advances.
(a)    Notice. Each Borrowing (other than Swing Line Borrowings, which shall be governed by Section 2.3(d) above), shall be made pursuant to a Notice of Borrowing given not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 11:00 a.m. (Houston, Texas time) on the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall in turn give to each Revolving Lender (in the case of any Revolving Borrowing) or each Term Lender (in the case of any Term Borrowing) prompt notice of such proposed Borrowing. The Borrowings to be made on the Effective Date shall be made pursuant to the applicable Notices of Borrowing given not later than 11:00 a.m. (Houston, Texas time) on the Effective Date by the Borrower to the Administrative Agent, which shall give to each Revolving Lender (in the case of any Revolving Borrowing) or each Term Lender (in the case of any Term Borrowing) prompt notice of such proposed Borrowing. Each Notice of Borrowing shall be given in writing sent by facsimile, hand delivery, or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF), and shall specify (i) the requested date of such Borrowing, (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, any Borrowings to be made on the Effective Date may consist of Eurodollar Advances if the Borrower has, on or prior to the third Business Day before the Effective Date, executed and delivered a breakage indemnity agreement acceptable to the Borrower and the Administrative Agent. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Revolving Lender (in the case of any Revolving Borrowing) or each Term Lender (in the case of any Term Borrowing) of the applicable interest rate under Section 2.8(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Revolving Borrowing or Term Borrowing, as applicable, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Revolving Pro Rata Share of such Revolving Borrowing or such Lender’s Term Pro Rata Share of such Term Borrowing, as the case may be. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.
(b)    Conversions and Continuations. In order to elect to Convert or continue a Term Advance or a Revolving Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing sent by facsimile, hand delivery, or, unless otherwise required by the Administrative Agent prior to such delivery, electronic mail (PDF), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Revolving Lender (in the case of any Conversion or continuation of a Revolving Borrowing) or each Term Lender (in the case of any Conversion or continuation of a Term Borrowing) with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each such Lender of the applicable interest rate under Section 2.8(b). The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.
(c)    Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
(i)at no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Advances;
(ii)the Borrower may not select Eurodollar Advances for any Borrowing at any time when an Event of Default has occurred and is continuing;
(iii)if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;
(iv)if the Administrative Agent is unable to determine the Eurodollar Rate for Swing Line Advances, then the Swing Line Advances shall bear interest at the Adjusted Base Rate (not giving effect to the Daily One-Month LIBOR limit thereon) plus the Applicable Margin for Base Rate Advances until the Administrative Agent is able to determine the Eurodollar Rate for Swing Line Advances;
(v)if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, then the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;
(vi)if the Majority Revolving Lenders (as to a Revolving Borrowing) or the Majority Term Lenders (as to a Term Borrowing) shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Revolving Lenders or the Term Lenders, as the case may be, that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;
(vii)if the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Borrower shall be deemed to have selected an Interest Period of one month’s duration; and
(viii)if the Borrower shall fail to deliver a timely Notice of Continuation or Conversion with respect to a Borrowing comprised of Eurodollar Advances in accordance with paragraph (b) above prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, at the end of such Interest Period such Borrowing shall be converted to a Borrowing comprised of

Base Rate Advances, and the Administrative Agent shall forthwith so notify the Borrower and the Revolving Lenders (in the case of a Revolving Borrowing) or the Term Lenders (in the case of a Term Borrowing).
(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder shall be irrevocable and binding on the Borrower.
(e)    Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Term Borrowing or Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made its applicable Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5    Prepayments.
(a)    Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5 and, with respect to Swing Line Advances, Section 2.3(b), and all notices given pursuant to this Section 2.5 shall be irrevocable (except as described in clause (b) of this Section 2.5) and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part (other than Advances owing to a Defaulting Lender as provided in Section 2.16).
(b)    Optional. The Borrower may elect to prepay the Advances without penalty or premium (except as set forth in Section 2.10) after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, same Business Day’s, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the applicable Commitments as contemplated by Section 2.1(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(c). If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) any amounts prepaid in respect of Eurodollar Advances shall be applied to Eurodollar Advances comprising part of the same Borrowing, (B) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof, (C) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof and (D) each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $100,000 and in multiple integrals of $50,000 in excess thereof. Full prepayments of any Borrowing are permitted without restriction of amounts. In addition to the foregoing, if an AutoBorrow

Agreement is in effect, any prepayment of Swing Line Advances may also be made as provided in such AutoBorrow Agreement.
(c)    Mandatory.
(i)    If, on any Business Day, the aggregate Revolving Credit Exposures of all Revolving Lenders exceeds the aggregate Revolving Commitments then in effect, then the Borrower shall, on such Business Day, to the extent of such excess: first, prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances; and second, prepay to the Revolving Lenders in accordance with their respective Revolving Pro Rata Shares the outstanding principal amount of the Revolving Advances.
(ii)    If an increase in the aggregate Revolving Commitments is effected as permitted under Section 2.15, the Borrower shall prepay any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Revolving Pro Rata Shares of the Revolving Lenders arising from such increase. Any prepayment made by the Borrower in accordance with this clause (ii) may be made with the proceeds of Revolving Advances made by all the Revolving Lenders in connection with such increase occurring simultaneously with the prepayment.
(d)    Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.

Section 2.6    Repayment.

(a)    Revolving Advances. The Borrower promises to pay to the Administrative Agent for the ratable benefit of each Revolving Lender the aggregate outstanding principal amount of the Revolving Advances on the Revolving Maturity Date.
(b)    Term Advances. The Borrower promises to pay to the Administrative Agent for the ratable benefit of each Term Lender the aggregate outstanding principal amount of the Term Advances on the Term Maturity Date.
(c)    Swing Line Advances. Each Swing Line Advance shall be paid in full on the Swing Line Payment Date applicable to such Swing Line Advance. All outstanding Swing Line Advances shall be due and payable on the Revolving Maturity Date.

Section 2.7    Fees.
(a)    Commitment Fees.
(i)    Revolving Commitments. Subject to Section 2.16(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a revolving commitment fee, which shall accrue at the rate per annum equal to the Applicable Margin for Commitment Fees on the daily Unused Revolving Commitment Amount of such Lender during the period from the Effective Date until the Revolving Maturity Date. Commitment Fees under this clause (i) are due and payable quarterly in arrears on March 31st, June 30th, September 30th, and December 31st of each year, commencing on December 31, 2014, and on the Revolving Maturity Date. For purposes of this Section 2.7(a)(i) only, Swing Line Borrowings shall not reduce the amount of the unused Revolving Commitment.
(ii)    Term Commitments. Subject to Section 2.16(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a term commitment fee, which shall accrue at the rate per annum equal to the Applicable Margin for Commitment Fees on the daily Unused Term Commitment Amount of such Lender during the period from the Effective Date until the Term Commitment Termination Date. Commitment Fees under this clause (ii) are due and payable quarterly in arrears on March 31st, June 30th, September 30th, and December 31st of each year, commencing on December 31, 2014, and on the Term Commitment Termination Date.
(b)    Other Fees. The Borrower agrees to pay the fees to the Administrative Agent, to Wells Fargo Securities, LLC and to DNB Markets, Inc. as set forth in the applicable Fee Letters.

Section 2.8    Interest.
(a)    Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances in effect from time to time. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders or Term Lenders, as applicable, all accrued but unpaid interest on Base Rate Advances in respect of Revolving Borrowings or Term Borrowings, as applicable, quarterly in arrears, on each March 31st, June 30th, September 30th, and December 31st , commencing on December 31, 2014, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.
(b)    Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders or Term Lenders, as applicable, all accrued but unpaid interest on Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month or twelve month Interest Periods, accrued but unpaid interest shall also be due on each date occurring at three-month intervals after the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.
(c)    Swing Line Advances. Subject to Section 2.4(c)(iv), each Swing Line Advance shall bear interest at a per annum rate equal to the Daily One-Month LIBOR plus the Applicable Margin for Eurodollar Advances. The Borrower shall pay to Swing Line Lender all accrued but unpaid interest on the Swing Line Advances quarterly in arrears on each March 31st, June 30th, September 30th, and December 31st, commencing on December 31, 2014, and on the Revolving Maturity Date.
(d)    Retroactive Adjustments of Applicable Margin Based on Leverage Ratio. In the event that any financial statement or Compliance Certificate delivered (or deemed delivered) pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a larger Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the larger Applicable Margin that would have applied were applicable for such Applicable Period, and (iii) the Borrower shall immediately, without further action by the Administrative Agent or any Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.8(d) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.8(e) or Article 7. The Borrower’s obligations under this Section 2.8(d) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
(e)    Default Rate. Subject to Section 9.10 and 9.11 hereof, the Borrower shall pay to the Administrative Agent for the account of each Lender Party, interest at the Past Due Rate on any principal, interest, fee or any other amount payable by the Borrower hereunder to, or for the account of, such Lender Party (but, if such amount is interest, only to the extent legally allowed), which amount has not been paid within five (5) days after the applicable date due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the expiration of such five (5) day period until the same is paid in full.

Section 2.9    Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any applicable Legal Requirement makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, at its option, either prepay in full all Eurodollar Advances of such Lender then outstanding or convert all such Eurodollar Advances to Base Rate Advances, in each case, on the last day of the Interest Period for each such outstanding Eurodollar Advance (or within such earlier period as required by law), together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, and (b) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10    Breakage Costs.

(a)    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.12(a) or Section 2.16) of any Eurodollar Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Eurodollar Advance on the date or in the amount notified by the Borrower; or
(iii)    any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance and from fees payable to terminate the deposits from which such funds were obtained. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred or such circumstance had not existed, at the Eurodollar Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail the calculation of the amount claimed by such Lender pursuant to this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.
Section 2.11    Increased Costs.
a.Increased Costs Generally. If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);
ii.subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
iii.impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Advances made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Advance or of maintaining its obligation to make any such Advance, then, subject to paragraphs (c) and (d) of this Section, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
b.Capital Requirements. If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Swing Line Advances held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
c.Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof
d.Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12    Payments and Computations.
(a)    Payments. Except as otherwise provided in Section 2.3 with respect to Swing Line Advances, all payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in Same Day Funds, without setoff, deduction (other than for Taxes as required by applicable Legal Requirement), or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to the fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Non-Defaulting Lenders as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.
(b)    Payment Procedures. Except as otherwise provided in Section 2.3 with respect to Swing Line Advances, the Borrower shall make each payment under this Agreement not later than 11:00 a.m. (Houston, Texas time) on the day when due to the Administrative Agent at such location as the Administrative Agent shall designate in writing to the Borrower. The Administrative Agent shall promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.9, 2.10, 2.11, 2.13, 2.14, and 9.2 but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Swing Line Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.
(c)    Non‑Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)    Computations. All computations of interest for Base Rate Advances and Commitment Fees shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and other fees shall be made by the Administrative agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.
(e)    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its applicable Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other Obligations owing them in accordance with their respective applicable Pro Rata Shares as provided herein; provided that:
A.if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
B.the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting

Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in LC Disbursements or Swing Line Advances to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.13    Taxes.
(a)    For purposes of this Section 2.13, the term “applicable Legal Requirement” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments to a Recipient by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Tax applicable to additional sums payable under this clause (b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.
(c)    Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor (but subject to the last sentence of this clause (d)), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this clause (d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, setting forth the basis of such Indemnified Tax, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Failure or delay on the part of any Administrative Agent or Lender to demand payment pursuant to this Section shall not constitute a waiver of such Person’s right to demand such payment; provided that, no Recipient shall be indemnified for any Indemnified Taxes the demand for which is made to the Borrower later than six months after the later of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a

Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.13, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
A.    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
B.    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) properly completed and executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by properly completed and executed originals of IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
C.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
D.if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
h.    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
(j)    FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrower and the Administrative Agent to treat) this Agreement and any Advance as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(k)    Administrative Agent. On or before the date that Wells Fargo (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower properly completed and executed originals of either (i) IRS Form W-9, or (ii) such other documentation as will establish that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent agrees that if any form or documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or documentation.

Section 2.14    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower or any Guarantor to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement Lender. If (i) any Lender requests compensation under Section 2.11, or the Borrower or a Guarantor is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (ii) any Lender suspends its obligations to make, maintain or fund Eurodollar Advances pursuant to Section 2.4(c)(iii) or Section 2.9, (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Non-Consenting Lender (any Lender described in the foregoing clause (i), (ii), (iii), or (iv), a “Subject Lender”), then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may) upon notice to such Subject Lender and the Administrative Agent (or, if elected by the Administrative Agent with respect to a Defaulting Lender, upon notice by the Administrative Agent to the Borrower), require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.13) and obligations under this Agreement and the related

Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.7, unless such fee has been waived by the Administrative Agent;
(ii)such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Legal Requirements;
(v)with respect to a Non-Consenting Lender, the proposed amendment, modification, waiver, consent or release with respect to this Agreement or any other Credit Document has been approved by the Majority Lenders (or the Majority Revolving Lenders or the Majority Term Lenders, as the case may be) and such agreement, amendment, waiver, consent or release can be effected as a result of such assignment (and, if applicable, one or more other assignments) contemplated by this Section; and
(vi)if such Lender is being replaced solely as a result of it being a Defaulting Lender, then such Lender may only be replaced in its capacity as a Revolving Lender and, if it has any unused Term Commitment, in its capacity as a Term Lender but, in any event, if its Term Commitment is fully funded, then not in its capacity as a Term Lender.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the Borrower may terminate such Defaulting Lender’s Commitments as provided in Section 2.1(c)(iii).
Section 2.15    Increase in Commitments.
(a)    At any time and from time to time prior to the Revolving Maturity Date, with prior written notice to the Administrative Agent, the Borrower may effectuate one or more increases in the aggregate Revolving Commitments (each such increase being a “Commitment Increase”), by increasing the Revolving Commitment of one or more Revolving Lenders (each, an “Increasing Lender”) or by causing one or more Eligible Assignees that are not already Revolving Lenders at such time to become parties to this Agreement as Revolving Lenders (each, an “Additional Lender”); provided, however, that (i) each such Commitment Increase shall be equal to at least $5,000,000, (ii) all Revolving Commitments and Revolving Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances (other than any upfront fees and arrangement fees, if any, applicable thereto), (iii) no Lender’s Revolving Commitment may be increased without the consent of such Lender and (iv) the aggregate amount of all such Commitment Increases shall not exceed

$300,000,000. The Borrower shall provide notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.
(b)    Each Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which the following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the Revolving Commitments of each such Increasing Lender and Additional Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and each Revolving Lender and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request with respect to such Commitment Increase, (ii) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment required by Section 2.5(c)(ii), and (iii) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower demonstrating pro forma compliance with the covenant set forth in Section 6.13 (after taking into account any Revolving Advances to be funded on such Increase Date) and stating that, both immediately before and immediately after giving effect to such Commitment Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).
(c)    Notwithstanding any provision contained herein to the contrary, from and after the date of each Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Revolving Commitments of each Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.

Section 2.16    Defaulting Lender.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
i.Waivers and Amendments. The Commitments and Aggregate Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender), the Majority Lenders, the Majority Revolving Lenders, the Majority Term Lenders or each adversely affected Lender have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.3); provided that any waiver, amendment or modification (A) that would (1) increase any Commitment of such Defaulting Lender, (2) reduce the principal of, or interest on, any Advance owed or to be owed to such Defaulting Lender, (3) reduce any fees payable to such Defaulting Lender, or (4) postpone or extend any date fixed for any payment of principal of, or interest on, any Advance, including the Revolving Maturity Date, the Term Maturity Date or for any payment of any fees payable to such Defaulting Lender hereunder, or (B) requiring the consent of all Lenders or each adversely affected Lender which affects such Defaulting Lender differently than all other Lenders or all other adversely affected Lenders, as the case may be, shall require the consent of such Defaulting Lender.

ii.Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder, in accordance with such Defaulting Lender’s Revolving Pro Rata Share; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders in accordance with their respective applicable Pro Rata Shares prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances and funded and unfunded participations in Swing Line Advances are held by the Revolving Lenders (or, if applicable, the Term Lenders) in accordance with their respective applicable Pro Rata Shares, without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
iii.Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
iv.Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Advances shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

v.Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Legal Requirement, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure or Cash Collateralize the Swing Line Lender’s Fronting Exposure consistent with the procedures set forth in clause (vi) below.
vi.Cash Collateral Account. If the Borrower elects to deposit funds in the Cash Collateral Account pursuant to clause (v) above, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority, perfected security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment Obligations with respect to Swing Line Advances. Funds held in the Cash Collateral Account shall be promptly applied by the Administrative Agent at the request of the Swing Line Lender to the payment of Swing Line Advances. To the extent that any surplus funds are held in the Cash Collateral Account above the aggregate Fronting Exposure of all then existing Defaulting Lenders during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations owing to the Revolving Lenders and the Swing Line Lender or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Revolving Lenders. If no Event of Default exists, then at the Borrower’s written request, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above all Defaulting Lenders’ Fronting Exposure. Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and, in the case of any Defaulting Lender that is a Revolving Lender, the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swing Line Advances to be held by the Lenders in accordance with their respective applicable Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17    Extension of Maturity Dates.
(a)    Request for Extension. No earlier than 90 days prior and no later than 30 days prior to each anniversary of the Effective Date, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request that each Revolving Lender extend its Revolving Maturity Date then in effect (the “Existing Revolving Maturity Date”) or that each Term Lender extend its Term Maturity Date then in effect (the “Existing Term Maturity Date”) for an additional one-year period; provided that (i) no more than two (2) of such one-year extensions of the Revolving Maturity Date shall be permitted hereunder and (ii) no more than two (2) of such one-year extensions of the Term Maturity Date shall be permitted hereunder. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) (the “Response Period”).
(b)    Lender Elections to Extend; Payments to Declining Lenders Each Lender that, in its sole and absolute discretion, agrees to extend its Revolving Maturity Date (each, a “Revolving Extending Lender”) or its Term Maturity Date (each, a “Term Extending Lender”) shall notify the Administrative Agent within the Response Period of its agreement to extend its applicable Maturity Dates. The Administrative Agent shall notify the Borrower and each Lender of the Lenders responses to each request made under this Section 2.17. In the case of any requested extension of the Revolving Maturity Date, the Revolving Commitment of any Revolving Lender that declines or fails to respond to the Borrower’s request for such an extension within the Response Period (each, a “Revolving Declining Lender”) shall be terminated on the Existing Revolving Maturity Date then in effect for such Revolving Lender (without regard to any extension by other Lenders) and the aggregate Revolving Commitments of all Revolving Lenders shall be reduced by the total Revolving Commitments of all Revolving Declining Lenders expiring on the Existing Revolving Maturity Date unless and until one or more Eligible Assignees (including other Lenders) shall have agreed to provide a, or in the case of any existing Revolving Lender increase its, Revolving Commitment hereunder in accordance with clause (c) below. The Borrower shall pay in full the unpaid principal amount of all Revolving Advances owing to each Revolving Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement and all other amounts due to such Revolving Declining Lender under this Agreement on its Existing Revolving Maturity Date or the earlier replacement of such Revolving Declining Lender pursuant to clause (c) below. If any Term Lender declines or fails to respond to the Borrower’s request for an extension of the Term Maturity Date within the Response Period (each, a “Term Declining Lender” and, together with the Revolving Declining Lenders, the “Declining Lenders”), the Borrower shall pay in full the unpaid principal amount of all Term Advances owing to such Term Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement and all other amounts due to such Term Declining Lender under this Agreement on its Existing Term Maturity Date or the earlier replacement of such Term Declining Lender pursuant to clause (c) below.
(c)    Replacement of Declining Lenders. The Borrower may require any Declining Lender to (and, upon request of the Borrower, any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more Eligible Assignees (a “Replacement Lender”); provided that (i) such assignment otherwise complies with Section 9.7 (including any consents required under Section 9.7(b)(iii)), (ii) with respect to an extension of the Revolving Maturity Date, such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Advances owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement as a Revolving Lender and (iii) with respect to an extension of the Term Maturity Date, such Declining Lender receives payment in full of the unpaid principal amount of all Term Advances owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement as a Term Lender. Solely for purposes of effecting any assignment involving a Declining Lender under this Section 2.17 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Declining Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.
(d)    Effective Date and Allocations. If the Existing Revolving Maturity Date or Existing Term Maturity Date, as applicable, is extended in accordance with this Section 2.17, the Administrative Agent and the Borrower shall determine (i) the effective date(s) (the “Extension Effective Date(s)”) of the extension and, in the case of any extension of the Revolving Maturity Date, the final allocation of the Revolving Extending Lenders’ and the Replacement Lenders’ Revolving Commitments. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Extension Effective Date(s) and of such final allocation of the Revolving Commitments.
(e)    Extension; Conditions to Effectiveness. With respect to a requested extension of the Existing Revolving Maturity Date, if (and only if) the total of the Revolving Commitments of the Revolving Extending Lenders and Replacement Lenders in effect immediately after such extension on the applicable Extension Effective Date would be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the extension on the applicable Extension Effective Date, then, effective as of such Extension Effective Date, the Existing Revolving Maturity Date of each Revolving Extending Lender and of each such Replacement Lender shall be extended to the date falling one year after the Existing Revolving Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day). With respect to a requested extension of the Existing Term Maturity Date, if (and only if) the total of the Term Exposures of the Term Extending Lenders and Replacement Lenders in effect immediately after such extension on the applicable Extension Effective Date would be more than 50% of the aggregate amount of the Term Exposures in effect immediately prior to the extension on the applicable Extension Effective Date, then, effective as of such Extension Effective Date, the Existing Term Maturity Date of each Term Extending Lender and of each such Replacement Lender shall be extended to the date falling one year after the Existing Term Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day). In addition, as a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Extending Lender and each Replacement Lender, (ii) such evidence of appropriate authorization on the part of the Borrower with respect to such extension as the Administrative Agent may reasonably request and (iii) a certificate signed by a Responsible Officer of the Borrower, certifying that, immediately before and immediately after giving effect to such extension, (1) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) except that for purposes of this Section, the representations and warranties contained in clauses (a) and (b) of Section 4.4 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.2(a), and (2) no Event of Default then exists or would be caused by such extension.
(f)    Update of Representations and Warranties. Upon and after any extension of the Maturity Date(s) pursuant to this Section 2.17, the representation and warranties contained in Sections 4.4(a) and (b) shall be deemed to refer to the financial statements furnished most recently prior to the Extension Effective Date, pursuant to Section 5.2(a).
(g)    Conflicting Provisions. This Section shall supersede any provisions in Sections 9.3 to the contrary.

ARTICLE 3	CONDITIONS

Section 3.1Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the other Credit Documents shall occur upon the satisfaction of the following conditions precedent on or before the Effective Date:
a.Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
i.this Agreement and all attached Exhibits and Schedules, and the Notes payable to each applicable Lender that has requested a Note;
ii.a certificate from a Responsible Officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct; (B) no Default has occurred and is continuing and (C) all conditions precedent set forth in clauses (a), (b), (d), (e), (h), (j) and (k) and the first sentence of clause (f) of Section 3.1 have been satisfied (with the assumption that, as to any conditions precedent that are subject to the satisfaction of the Administrative Agent or the Lenders, the Administrative Agent and such Lenders are so satisfied);
iii.a secretary’s certificate from each Credit Party certifying as to (A) the incumbency of the officers of such Credit Party who will be executing the Credit Documents to which such Credit Party is a party, (B) authorizing resolutions with respect to the transactions contemplated by the Credit Documents to which such Credit Party is a party, (C) the organizational documents of such Credit Party, and (D) governmental approvals, if any, required to be obtained by such Credit Party with respect to the Credit Documents to which such Credit Party is a party;
iv.certificates of good standing for each Credit Party in each state in which each such Person is organized (and as reasonably requested by the Administrative Agent, in each state in which such Person is qualified to do business), which certificates shall be dated as of a recent date; and
v.legal opinions in form and substance reasonably acceptable to the Administrative Agent, which opinions shall permit reliance by the permitted assigns of the Administrative Agent and the Lenders.
b.Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required to be obtained in accordance with applicable Legal Requirement, or under any document, agreement, instrument or arrangement to which the Borrower or any of its Subsidiaries is a party, in connection with each Credit Party’s execution, delivery and performance of the Credit Documents to which such Credit Party is a party and all such consents, licenses and approvals shall be in full force and effect.
c.Representations and Warranties. The representations and warranties contained in Article 4 and the representations and warranties made by any Credit Party in each other Credit Document shall be true and correct on and as of the Effective Date before and after giving effect to the initial Borrowings and to the application of the proceeds from such Borrowings.
d.Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.7(c) and 9.1 or any other provision of a Credit Document; provided that, as to legal expenses, to the extent the Borrower has received an invoice therefor at or before 12:00 p.m., Eastern time, one Business Day prior to the Effective Date.
e.Other Proceedings. No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened, and no preliminary or permanent injunction or order by a state or federal court shall have been entered, (i) in connection with this Agreement, any other

Credit Document, or any transaction contemplated hereby or thereby or (ii) which could reasonably be expected to result in a Material Adverse Effect.
f.Material Adverse Effect. Since December 31, 2013, there shall not have occurred any event or circumstance that could reasonably be expected to result in a Material Adverse Effect. Furthermore, the Administrative Agent shall not have become aware since September 4, 2014 of any material information or other matter with respect to the Credit Parties that is inconsistent in a material and adverse manner with any due diligence, information or matter (including any financial information and projections previously delivered to the Administrative Agent) disclosed or known to the Administrative Agent prior to September 4, 2014.
g.No Default. No Default shall have occurred and be continuing.
h.Delivery of Financial Statements. The Administrative Agent shall have received copies of (i) the audited consolidated financial statements for the Borrower and its Subsidiaries for the fiscal year 2013, (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries prepared by management of the Borrower for the fiscal quarters ended March 31, 2014 and June 30, 2014, and (iii) projections prepared by management of the Borrower of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries, covering the period through December 31, 2015.
i.USA PATRIOT Act. The Administrative Agent and each Lender shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.
j.Notices of Borrowing; Breakage Indemnity. The Administrative Agent shall have received (i) a Notice of Borrowing with appropriate insertions and executed by a Responsible Officer of the Borrower for any Advances to be made on the Effective Date and (ii) if such Advances are to consist of Eurodollar Advances, an breakage indemnity agreement in form and substance acceptable to the Administrative Agent and the Borrower.
k.Existing Debt. The Borrower shall, substantially simultaneously with the initial funding of the Advances on the Effective Date, have repaid all amounts owed under the Existing Credit Agreement and delivered to the Administrative Agent an executed payoff letter evidencing the termination and payoff on the Effective Date of the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.2Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing but excluding any Conversion or continuation of an existing Advance) and any reallocation of a Defaulting Lender’s participation in Swing Line Advances as provided in Section 2.16, shall be subject to the further conditions precedent that, on the date of such Borrowing or such reallocation, as applicable:
a.Representations and Warranties. As of the date of the making of such Advance or such reallocation, as applicable, the representations and warranties made by any Credit Party in the Credit Documents (other than the representations and warranties made under Section 4.4(b) and the first sentence of Section 4.7) shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any such representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date.
b.Event of Default. At the time of and immediately after giving effect to the making of such Advance or such reallocation, as applicable, no Default or Event of Default shall exist.
Each of the giving of the applicable Notice of Borrowing, the acceptance by the Borrower of the proceeds of such Borrowing, and the reallocation of such Defaulting Lender’s participation in the Swing Line Advances, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such reallocation, as applicable, the foregoing conditions have been met.

Section 3.3Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the date of such Borrowing or such reallocation, as applicable, specifying its objection thereto and, in the case of any Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE 4REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:
Section 4.1Organization. The Borrower and each of its Subsidiaries (a) is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and (b) is qualified to do business and is in good standing in all jurisdictions in which such qualifications are necessary, except where the failure to be so qualified or be in good standing could not reasonably be expected to result in a Material Adverse Effect. As of September 30, 2014, the Borrower’s and each Subsidiary’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.11.

Section 4.2    Authorization; No Breach; Approvals. The execution, delivery and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene such Credit Party’s articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, (d) do not contravene any Legal Requirement applicable to or binding upon such Credit Party, the contravention or violation of which could reasonably be expected to have a Material Adverse Effect, (e) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which such Credit Party or any of its Property is bound, (f) do not and will not result in the creation of any Lien upon any Property of such Credit Party, except in favor of Administrative Agent or as expressly contemplated herein, and (g) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except those relating to performance as would ordinary be done in the ordinary course of business after the Effective Date. At the time of each Advance, such Advance and the use of the proceeds of such Advance (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene the Borrower’s certificate of incorporation or bylaws, (iv) do not contravene any Legal Requirement applicable to or binding upon the Borrower, the contravention of which could reasonably be expected to have a Material Adverse Effect, (v) do not result in a breach of, or constitute a default under, any material agreement or instrument by which the Borrower or any of its Properties is bound, (vi) will not result in or require the creation or imposition of any Lien upon any Property of the Borrower prohibited by this Agreement, and (vii) do not require any authorization or approval or other action by, or any notice or filing (other than routine tax filings) with, any Governmental Authority.

Section 4.3    Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4    Financial Condition.
a.The Borrower has delivered to the Administrative Agent the audited financial statements for the Borrower and its Subsidiaries dated as of December 31, 2013 for the fiscal year ended as of such date. The financial statements referred to in the preceding sentence have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of the aforementioned Persons as of the respective dates thereof. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.
b.Since December 31, 2013, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Effect.
Section 4.5    Fiscal Year. The fiscal year of the Borrower ends on December 31.
Section 4.6    True and Complete Disclosure. None of the written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower or any Subsidiary and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby (other than projections, estimates, and budgets) contain, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), any material misstatement of fact or omit to state, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Responsible Officer of the Borrower or any Subsidiary on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Effect. All projections, estimates, budgets and pro forma financial information furnished by the Borrower or any Subsidiary (or on behalf of such Persons) to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby (whether delivered before or after the date of this Agreement), were or will be prepared on the basis of assumptions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished; provided however, that such projections are or will be based only on management’s reasonable belief at the time that such projections were prepared and in no case shall any of such projections be considered to be representations or assurances with respect to future performance.
Section 4.7    Litigation. There are no actions, suits, or proceedings by or before any Governmental Authority pending or, to the knowledge of any executive officer of the Borrower, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, which could reasonably be expected to result in a Material Adverse Effect. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Responsible Officer of the Borrower, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property. Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority where such default could reasonably be expected to have a Material Adverse Effect.
Section 4.8    Compliance with Agreements.

c.Neither the Borrower nor any of its Subsidiaries is in default under any contract, agreement, lease, or instrument to which the Borrower or such Subsidiary is a party which default could reasonably be expected to cause a Material Adverse Effect.
d.No Default has occurred and is continuing.
Section 4.9    Pension Plans. Except for matters that could not reasonably be expected to result in a Material Adverse Effect (a) all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Effect, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, (d) no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Effect.
Section 4.10    Environmental Condition.
(a)    Permits, Etc. Except to the extent that such matter could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Subsidiary (i) has obtained all Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii)  has at all times been and is in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws; (iii) has not received written notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim.
(b)    Certain Liabilities. To the actual knowledge of the Borrower, none of the present or previously owned or operated Property of the Borrower or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Effect; or (iii) has been the site of any Release of Hazardous Substances from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Effect.
(c)    Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the

Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property except to the extent such non-filing or inaction could not reasonably be excepted to result in a Material Adverse Effect and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Effect.
Section 4.11    Subsidiaries. As of September 30, 2014, the Borrower has no Subsidiaries other than those listed on Schedule 4.11 and, as of the Effective Date, the Borrower has no Material Subsidiaries other than those listed on Schedule 4.11.
Section 4.12    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.13    Taxes. Proper and accurate federal, state, local and foreign tax returns, reports and statements required to have been filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary or any member of the affiliated group as determined under Section 1504 of the Code that files consolidated returns with the Borrower (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) due and payable by the Borrower or any other member of the Tax Group have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding, except to the extent the failure to have filed such tax returns or paid such taxes could not reasonably be expected to have a Material Adverse Effect. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign Legal Requirement except to the extent the failure to so withhold could not reasonably be expected to have a Material Adverse Effect.
Section 4.14    Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 4.14 does not apply with respect to Environmental Permits.
Section 4.15    Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.7. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation  T, U or X.
Section 4.16    Property. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, all of its real and personal property material to the conduct of its business, except where the failure to have such title or leasehold interest in such Property could not reasonably be expected to have a Material Adverse Effect, and all such Property is subject to no Liens other than Permitted Liens.
Section 4.17    Insurance. Each of the Borrower and its Subsidiaries carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses, or self -insure to the extent that is customary for Persons of similar size engaged in similar businesses.
Section 4.18    Sanctions; FCPA.
(a)    Each of the Borrower and its Subsidiaries, and, to the knowledge of the Borrower, each of their respective joint ventures, directors, officers, employees, agents or representatives acting in any capacity, directly or indirectly, in connection with, or benefiting from, the Facilities, is in compliance in all material respects with all applicable Sanctions Laws.

(b)    Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective joint ventures, directors, officers, employees, agents or representatives acting in any capacity, directly or indirectly, in connection with, or benefiting from, the Facilities is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party.
(c)    Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective directors, officers, employees, agents or representatives acting in any capacity, directly or indirectly, in connection with, or benefiting from, the Facilities is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-corruption law.
(d)    The Credit Parties have instituted and maintain policies and procedures intended to ensure continued compliance, in all material respects, with all applicable Sanctions Laws, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and all other applicable anti-corruption laws
.
ARTICLE 5AFFIRMATIVE COVENANTS

So long as any Obligation (other than indemnity and other contingent obligations for which no claim shall have been asserted at any relevant time of determination) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower agrees to comply with the following covenants.
Section 5.1Organization. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain (a) its partnership, limited liability company or corporate existence, and (b) the rights, licenses, permits, franchises and privileges material to the conduct of its business, except where the failure to so preserve and maintain such rights, licenses, permits, franchises or privileges could not reasonably be expected to cause a Material Adverse Effect; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.5.
Section 5.2    Reporting.
a.Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within the later of 90 days after the end of each fiscal year of the Borrower and 5 days after the time period required by the SEC (commencing with the fiscal year ended December 31, 2014), the Annual Financial Statements for such fiscal year, which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
b.Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within the later of 45 days after the end of each fiscal quarter of the Borrower and 5 days after the time period required by the SEC (commencing with the fiscal quarter ending September 30, 2014), the Quarterly Financial Statements as at the end of such fiscal quarter;
c.Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.
d.Notice of Defaults. The Borrower shall provide to the Administrative Agent, promptly, but in any event within five Business Days, after a Responsible Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, a notice of such Default or Event of Default, setting forth the details of such Default or Event of Default and the actions which the Borrower has taken and proposes to take with respect thereto.
e.Other Creditors. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $10,000,000.
f.Material Adverse Effects. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent prompt written notice of:
(i)    the occurrence or existence of a Material Adverse Effect along with details of the condition or event that resulted in such Material Adverse Effect and any action taken or proposed to be taken with respect thereto; and
(ii)    the filing or commencement of any action, suit or proceeding, whether at law or in equity, by or before any court or any Governmental Authority involving claims which could reasonably be expected to result in a Default hereunder or a Material Adverse Effect.
g.Notice of Certain Specific Matters. The Borrower shall promptly after any Responsible Officer of the Borrower shall become aware of the same, provide to the Administrative Agent written notice of the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Credit Document, or the making of the Advances or the initiation of any litigation, or any claim or controversy which would reasonably be expected to result in the initiation of any litigation, seeking any such injunction, order or other restraint and (ii) provide written notice to the Administrative Agent of any change in the name of the Borrower or any Guarantor.
h.Other Public Information. The Borrower shall provide to the Administrative Agent, promptly upon their becoming publicly available, each financial statement, report, notice or definitive proxy statements sent by the Borrower to shareholders generally and each regular or periodic report and each registration statement, prospectus or written communication (other than transmittal letters and other than registrations on Form S-8 under the Securities Act of 1933, as amended, registrations of equity securities pursuant to Rule 415 under the Securities Act of 1933, as amended which do not involve an underwritten public offering, reports on Form 11-K or pursuant to Section 16(a) under the Exchange Act, and comment letters from the staff of the SEC’s Division of Corporation Finance in connection with periodic reviews of filings under the Exchange Act) in respect thereof filed by the Borrower with, or received by the Borrower in connection therewith from, any securities exchange or the SEC.
i.Senior Unsecured Notes. On or before (but no earlier than 5 Business Days before) the date the Borrower issues any Senior Unsecured Note, the Borrower shall provide to the Administrative Agent a compliance certificate in form and substance reasonably satisfactory to the Administrative Agent certified by a Responsible Officer of the Borrower and (A) for the first such issuance that occurs after the Effective Date, calculating the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available but giving pro forma effect to such issuance and the use of the proceeds thereof and to the outstanding Advances as if such Senior Unsecured Notes and such Advances (immediately after giving effect to such issuance and the use of proceeds thereof) were incurred on the last day of such fiscal quarter, and (B) for any subsequent issuances of Senior Unsecured Notes, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such issuance and the use of proceeds thereof, with the covenant contained in Section 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available but giving pro forma effect to such issuance and the use of proceeds thereof as if such issuance occurred on the last day of such fiscal quarter.
j.Other Information. Subject to the confidentiality provisions of Section 9.8, the Borrower shall provide to the Administrative Agent such other information relating to the condition (financial or otherwise), operations, prospects or business of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may reasonably request.

The electronic posting of any financial reports, notices or other items required to be furnished pursuant to this Section 5.2 on the SEC’s website or on a website established by the Borrower and, in any case, accessible by the Administrative Agent free of charge shall constitute delivery for all purposes of Section 5.2; provided that, except with respect to information required to be furnished under Section 5.2(h), the Borrower shall have provided notice of such posting to the Administrative Agent.
Section 5.3    Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, carry and maintain insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers (or self-insure to the extent that is customary for Persons of similar size engaged in similar business). Upon the request of the Administrative Agent, copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties shall be delivered by the Borrower to and retained by the Administrative Agent.
Section 5.4    Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local Legal Requirements (including Environmental Laws, the PATRIOT Act and ERISA) which are applicable to it or its Property and maintain all related permits necessary for the ownership and operation of its Property and business, except in any case where the failure to so comply or the failure to so maintain could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5    Payment of Tax Obligations; Pari Passu Treatment. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge its Tax liabilities and other governmental obligations prior to the date on which the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested diligently in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect. The Debt of the Borrower under this Agreement shall rank at least pari passu with all other senior unsecured Debt of the Borrower. The Debt of any Guarantor under the Subsidiary Guaranty shall rank at least pari passu with all other senior unsecured Debt of such Guarantor.
Section 5.6    Guarantors. If any Subsidiary issues, creates, assumes, incurs, suffers to exist, or in any manner becomes liable, under a Guaranty of any Debt of the Borrower in excess of $5,000,000 individually or $10,000,000 in the aggregate when taken together with all other Debt of the Borrower that is guaranteed by any Subsidiary (such Guaranty by a Subsidiary being referred to as “Other Guaranty”), then concurrently with or prior to such Subsidiary issuing, creating, assuming, incurring, suffering to exist or otherwise becoming liable under such Other Guaranty, the Borrower shall, and shall cause such Subsidiary to, deliver to the Administrative Agent each of the following:
(a)a joinder and supplement to the Subsidiary Guaranty executed by such Subsidiary;
(b)a secretary’s certificate from such Subsidiary certifying as to (i) the incumbency of the officers of such Subsidiary executing any Credit Document, (ii) authorizing resolutions with respect to the transactions contemplated by the Credit Documents to which such Subsidiary is a party, (iii) the organizational documents of such Subsidiary, (iv) governmental approvals, if any, required to be obtained by such Subsidiary with respect to the Credit Documents to which such Subsidiary is a party and (v) a certificate of good standing in such Subsidiary’s state of organization dated as of a recent date;
(c)to the extent not already provided to the Administrative Agent, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act; and
(d)to the extent not already provided to the Administrative Agent and only if requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such Subsidiary.
Any Guaranty made under this Section 5.6 shall automatically terminate upon the earlier of (i) when all the Obligations (other than indemnity and other contingent obligations for which no claim shall have been asserted at any relevant time of determination) have been paid in full in cash and the Lenders have no further

Commitments under the Credit Agreement and (ii) when each Other Guaranty provided by such Subsidiary has been terminated or is otherwise no longer in effect. In the event (x) a Guarantor ceases to be required to guarantee the Obligations in accordance with Section 5.6 or (y) a dissolution, sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Equity Interests of any Guarantor occurs and such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver, amendment, modification of or consent to a transaction otherwise prohibited by this Agreement), then, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall, upon written request by the Borrower, and at no cost to the Administrative Agent that is not reimbursed pursuant hereto, release such Guarantor from its liabilities and obligations under the Subsidiary Guaranty pursuant to such documentation as the Borrower may reasonably require. Except as provided in the foregoing provisions of this Section 5.6, a release of a Subsidiary from its liabilities under the Subsidiary Guaranty shall require approval by all of the Lenders (notwithstanding anything to the contrary set forth in Section 9.3 hereof).Section 5.4
Section 5.7    Records; Inspection. The Borrower shall, and shall cause each of its Subsidiaries to, maintain books of record and account which permit financial statements to be prepared in accordance with GAAP. From time to time upon reasonable prior notice, the Borrower shall, and shall cause each of its Subsidiaries to, permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Borrower or such Subsidiary (other than classified governmental material), to visit and inspect the Property of the Borrower or such Subsidiary, and to discuss the business operations and Property of the Borrower or such Subsidiary with the officers thereof.
Section 5.8    Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its Property in good condition and repair, normal wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

ARTICLE 6NEGATIVE COVENANTS
So long as any Obligation (other than indemnity and other contingent obligations for which no claim shall have been asserted at any relevant time of determination) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower agrees to comply with the following covenants.
Section 6.1    Limitations on Debt and Preferred Stock.
(a)Limitation on Debt of the Borrower and Guarantors. The Borrower shall not, and shall not permit any Guarantor to issue, create, assume, incur, or in any manner become liable, directly, indirectly, or contingently in respect of, any unsecured Debt or Preferred Stock unless the Borrower is in compliance, on a pro forma basis after giving effect to such transactions and the use of proceeds thereof, with the covenant contained in Section 6.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available as if the incurrence of the unsecured Debt or Preferred Stock in question had occurred on the last day of such fiscal quarter and, solely for purposes of this Section 6.1(a), assuming that the covenant in Section 6.13 would apply for the fiscal quarter ended September 30, 2014.
(b)Limitations on Debt and Preferred Stock of Non-Guarantor Subsidiaries The Borrower shall not permit any of its Non-Guarantor Subsidiaries to issue, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt and shall not permit any of its Non-Guarantor Subsidiaries to issue any Preferred Stock other than the following:
(i)Debt or Preferred Stock of a Non-Guarantor Subsidiary outstanding as of the Effective Date and described on Schedule 6.1 attached hereto;

(ii)Debt or Preferred Stock of a Non-Guarantor Subsidiary owing or issued to the Borrower or to a Wholly-owned Subsidiary;
(iii)unsecured Debt or Preferred Stock of a Non-Guarantor Subsidiary not otherwise permitted under clause (i) or (ii) above, so long as, at the time of issuance, creation, assumption or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:
(A)no Default or Event of Default exists or would exist; and
(B)the aggregate outstanding principal amount of all unsecured Debt of Non-Guarantor Subsidiaries permitted under this clause (iii) plus the aggregate liquidation value of all outstanding Preferred Stock of Subsidiaries permitted under this clause (iii) (including the Debt or Preferred Stock then to be issued, created, assumed or incurred) would not exceed 10% of Consolidated Adjusted Net Worth; and
(iv)secured Debt of a Non-Guarantor Subsidiary not otherwise permitted under clause (i) or (ii) above so long as such Debt is issued, created, assumed or incurred in accordance with the limitations provided in Section 6.2 hereof.
Debt or Preferred Stock permitted under the foregoing clause (b) may be renewed, extended or refinanced (without increase in principal amount or liquidation value, as the case may be, at the time of such renewal, extension or refinancing and subject only to covenants or restrictions which are not materially more onerous than those applicable to such Debt or Preferred Stock, as the case may be, at the time of original issuance thereof) without regard to the limitations of Section 6.1(a)(iii) or Section 6.1(a)(iv), except that no such Debt or Preferred Stock may in any event be renewed, extended or refinanced if at the time thereof and after giving effect thereto and to the application of the proceeds thereof, a Default or Event of Default would exist.
Section 6.2    Secured Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any secured Debt other than:
(a)    Debt of any Subsidiary owing to the Borrower or to any Wholly-owned Subsidiary secured by any Lien permitted under Section 6.3(f);
(b)    Debt of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 6.2 that is secured by any Lien permitted under Section 6.3(g);
(c)secured Debt of the Borrower or any Subsidiary incurred after the Effective Date that is secured by any Lien permitted under Section 6.3(h), 6.3(j) or 6.3(k);
(d)all other secured Debt of the Borrower or any of its Subsidiaries not otherwise permitted under this Section 6.2 and secured by Liens permitted under Section 6.3(m), if at the time of issuance, creation, assumption or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:
(i)    no Default or Event of Default exists or would exist;
(ii)    the aggregate outstanding principal amount of all such secured Debt of the Borrower or any of its Subsidiaries permitted under this clause (d) (including the Debt then to be issued, created, assumed or incurred, but excluding MARAD Debt) would not exceed 15% of Consolidated Adjusted Net Worth; and
(iii)    the aggregate outstanding principal amount of all such secured Debt of the Borrower or any of its Subsidiaries permitted under this clause (d) (including the Debt then to be issued, created, assumed or incurred and including any MARAD Debt) would not exceed 25% of Consolidated Adjusted Net Worth.
Section 6.1    Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Borrower or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income or profits, or acquire or agree to acquire any

Property upon conditional sales agreements or other title retention devices, other than the following (collectively, the “Permitted Liens”).
(a)    Liens in favor of the Administrative Agent to secure the Obligations;
(b)    Liens for Taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, materialmen, vendors, carriers and warehousemen and other like Persons; provided that payment thereof is not at the time required by Section 5.5;
(c)    Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
(d)    Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, maritime, warehousemen’s and attorneys’ liens and statutory landlords’ liens and deposits made to obtain insurance), customary statutory, common law and contractual rights of a bank to set-off claims of such bank against cash on deposit with such bank, and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;
(e)    minor survey exceptions or minor defects, irregularities in title, encumbrances, easements, restrictions or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries;
(f)    Liens securing Debt owed to the Borrower or to any Wholly-owned Subsidiary by any Subsidiary;
(g)    Liens existing as of the Effective Date and described on Schedule 6.3 attached hereto;
(h)    Liens on Equity Interests held, directly or indirectly, by the Borrower or any of its Subsidiaries in a joint venture (that is not a Subsidiary) securing Debt of such joint venture; provided that, with respect to any such Debt neither the Borrower or any of its Subsidiaries, nor any of the property or assets of the Borrower or any of its Subsidiaries, other than such Equity Interests and the proceeds realized from the sale or other disposition of such Equity Interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof;
(i)    Liens on cash and cash equivalents deposited with an escrow agent, trustee or similar Person to irrevocably defease or to irrevocably satisfy and discharge in full any Debt; provided that such defeasance or satisfaction is not prohibited under this Agreement;
(j)    Liens created or incurred after the Effective Date given to secure the payment of the purchase price incurred in connection with the acquisition or purchase of Property useful and intended to be used in carrying on the business of the Borrower or any of its Subsidiaries; provided that (i) such Lien shall attach solely to the assets acquired or purchased, (ii) such Lien shall have been created or incurred no more than 180 days after the date of acquisition or purchase, (iii) at the time of acquisition or purchase of such assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such assets, whether or not assumed by the Borrower or any of its Subsidiaries, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition or purchase of such Property (as determined in good faith by the Board of Directors of the Borrower), (iv) if the Debt secured by such Liens shall have been incurred by a Subsidiary, such Debt shall be incurred within the limitations provided in Section 6.2(b), and (v) at the time of the creation, issuance, assumption, guarantee or incurrence of such Debt and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(k)    Liens created or incurred after the Effective Date existing on assets at the time of acquisition thereof or at the time of acquisition or purchase by the Borrower or any of its Subsidiaries of any business entity then owning such assets, so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition or purchase; provided that (i) the Liens shall attach solely to the assets acquired or purchased, (ii) such Lien shall not apply to any other Property of the Borrower or any of its Subsidiaries, (iii) such Lien shall secure only those obligations and liabilities, and only such amounts, that it secures on the date of such acquisition, and (iv) at the time of the assumption of such Debt and after giving effect thereto, no Default or Event of Default would exist;
(l)    Liens created in favor of the Borrower or a Subsidiary under charters entered into by the Borrower or such Subsidiary in the ordinary course of its business, as owner or lessor of an asset, creating leasehold interests therein;
(m)    Liens created or incurred after the Effective Date given to secure Debt of the Borrower or any of its Subsidiaries and not otherwise permitted in the preceding clauses (a) through (l); provided, further, notwithstanding the foregoing, that no Lien permitted under this Section 6.3(m) shall secure Debt owing under the Senior Note Documents unless and until the Debt under the Credit Documents is equally and ratably secured by all property subject to such Lien, in each case pursuant to documentation reasonably satisfactory to the Majority Lenders; and
(n)    any extension, renewal or refunding of any Lien permitted by the preceding clauses (g) through (l) of this Section in respect of the same Property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Debt secured thereby; provided that (i) such extension, renewal or refunding of the Debt to which such Lien relates shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding (other than any increase in principal amount incurred to pay interest accrued on such Debt and any costs of and fees paid with respect to such extension, renewal or refunding), (ii) such Lien shall attach solely to the same such Property and (iii) at the time of the extension, renewal or refunding of such Debt and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist.
Section 6.4    Dividends, Stock Purchases and Restricted Investments. The Borrower shall not authorize or make a Distribution on its Equity Interests, and the Borrower shall not make, or permit any of its Subsidiaries to make, any Restricted Investment, if after giving effect to the proposed Distribution or Restricted Investment a Default or an Event of Default exists or would exist. The Borrower shall not authorize a Distribution on its Equity Interests which is not payable within 60 days of authorization. The Borrower may make any Distribution within 60 days after the declaration thereof if at the time of declaration such Distribution would have complied with this Section.
Section 6.5    Mergers, Consolidations and Sales of Assets.
(a)    The Borrower shall not, nor shall it permit any of its Subsidiaries to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets, or liquidate or dissolve; provided that:
(i)any Subsidiary may merge or consolidate with or into the Borrower or any Wholly-owned Subsidiary so long as (A) in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing Person and (B) in any merger or consolidation involving a Wholly-owned Subsidiary (and not the Borrower), the Wholly-owned Subsidiary shall be the surviving or continuing Person;
(ii)the Borrower may consolidate or merge with any other Person if (A) the Borrower is the surviving Person in connection with such consolidation or merger and (B) at the time of such consolidation or merger and immediately after giving effect thereto, (x) no Default or Event of Default exists or would exist and (y) the Borrower would be permitted by the provisions of Section 6.2(d) to incur at least $1.00 of additional Debt;

(iii)any Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Guarantor and any Non-Guarantor Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to any other Non-Guarantor Subsidiary; and
(iv)any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
(b)    The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease, transfer, abandon as obsolete or otherwise dispose of Properties; provided that the foregoing restriction in this paragraph (b) does not apply to:
(i)the sale, lease, transfer or other disposition of Properties to the Borrower or a Wholly-owned Subsidiary by a Subsidiary of the Borrower;
(ii)Properties sold, leased or otherwise disposed of in the ordinary course of business for fair market value and Properties sold, leased or otherwise disposed as permitted under Sections 6.5(a) or (c); or
(iii)the sale, lease, transfer or other disposition of Properties for cash or other Property to a Person or Persons if (A) such sale, lease, transfer or other disposition is for fair market value and, in the opinion of a Responsible Officer of the Borrower, is in the best interests of the Borrower, and (B) immediately after the consummation of the transaction and after giving effect thereto, (x) no Default or Event of Default exists or would exist and (y) the Borrower would be permitted by the provisions of Section 6.2(d) to incur at least $1.00 of additional Debt.
(c)    The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or otherwise dispose of any Equity Interests (including as “Equity Interests” for the purposes of this Section 6.5(c) any options or warrants to purchase Equity Interests or other Securities exchangeable for or convertible into Equity Interests) of a Subsidiary (said Equity Interests, options, warrants and other Securities herein called “Subsidiary Stock”), nor will any Subsidiary issue any shares of its own Subsidiary Stock, provided that the foregoing restrictions in this paragraph (c) do not apply to:
(i)    the issuance of directors’ qualifying shares or Regulatory Shares;
(ii)    the issuance of Subsidiary Stock to the Borrower;
(iii)    the issuance, sale or transfer by the Borrower or any of its Subsidiaries of any Subsidiary Stock to the Borrower or to a Wholly-owned Subsidiary; or
(iv)    any other sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of any of the Equity Interests owned by the Borrower and its other Subsidiaries in any Subsidiary if (A) such sale or disposition is for fair market value and, in the opinion of a Responsible Officer of the Borrower, is in the best interests of the Borrower, (B) immediately after the consummation of the transaction and after giving effect thereto, such Subsidiary shall have no Debt of or continuing Investment in the Equity Interests of the Borrower or of any of its other Subsidiaries, and (C) immediately after the consummation of the transaction and after giving effect thereto, (x) no Default or Event of Default exists or would exist and (y) the Borrower would be permitted by the provisions of Section 6.2(d) to incur at least $1.00 of additional Debt.
Section 6.6    Limitation on Restrictive Agreements. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into, or suffer to exist, any agreement with any Person which, directly or indirectly, prohibits or limits the ability of (a) the Borrower to create, incur, or suffer to exist Liens on its property to secure the Obligations, provided, however, that this clause (a) shall not prohibit any Lien permitted under Section 6.3 or any negative pledge incurred or provided in favor of any holder of Debt not prohibited by this Agreement or (b) any Subsidiary to (i) make any Distribution to the Borrower or prepay any Debt owed to the Borrower, (ii) make loans or advances to the Borrower, (iii) create, incur, or suffer to exist Liens on the property of such Subsidiary to secure the Obligations, provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt not prohibited by this Agreement or (iv) transfer any of its Properties to the Borrower; provided that the foregoing shall not apply to such restrictions existing under or by reason of (A) applicable Legal Requirement; (B) any agreement relating to any Debt permitted under this Agreement; (C) customary non-assignment provisions of any contract; (D) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (E) purchase money obligations for Property acquired in the ordinary course of business that impose restrictions on the property so acquired; (F) contracts for the sale of Properties, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Subsidiary; (G) any agreement or other instrument governing Debt of a Person acquired by the Borrower or any of its Subsidiaries (or of a Subsidiary of such Person which becomes a Subsidiary) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to the Borrower or any of its Subsidiaries, or Properties of any such Person, other than the Person, or Properties or Subsidiaries of the Person, so acquired; or (H) provisions contained in agreements relating to Debt which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument.
Section 6.7    Use of Proceeds. The Borrower shall not, nor shall it permit any of its Subsidiaries to, use the proceeds of the Advances for any purposes other than (i) to refinance the advances and other obligations outstanding under the Existing Credit Agreement, (ii) working capital purposes of the Borrower or any Subsidiary, or (iii) other general corporate purposes of the Borrower or any Subsidiary, including the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents.
Section 6.8    Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions with any Affiliate (including the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), other than (i) transactions among the Borrower and its Subsidiaries or (ii) pursuant to the reasonable requirements of Borrower’s or its applicable Subsidiary’s business and upon fair and reasonable terms not significantly less favorable to Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.
Section 6.9    Nature of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Agreement and businesses related thereto.
Section 6.10    Hazardous Materials. Except in compliance with applicable Environmental Laws, the Borrower (a) shall not, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance, except to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) shall not, nor shall it permit any of its Subsidiaries to, release any Hazardous Substance into the environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any release of Hazardous Substance, except to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 6.11    Foreign Assets Control Regulations. The Borrower shall not, nor shall it permit any of its Subsidiaries to, use the proceeds of any Advance in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order of any enabling legislation or Executive Order relating to any of the same. Without limiting the foregoing, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) become a blocked person described in Section 1 of the Anti-Terrorism

Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by the Borrower or such Subsidiary or who (after such inquiry as may be required by applicable Legal Requirement) should be known by the Borrower or such Subsidiary to be a blocked person.
Section 6.12    [Reserved].
Section 6.13    Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2014, to be greater than 4.00 to 1.00.
Section 6.14    Sanctions; FCPA.
(a)    The Borrower shall not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Restricted Party, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions Laws, or (ii) in any other manner that would result in a violation of Sanctions Laws by the Borrower or any Subsidiary or Affiliate of the Borrower.
(b)    No part of the proceeds of the Advances shall be used, directly or indirectly, by the Borrower or any Subsidiary or Affiliate of the Borrower in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption law.
(c)    The Borrower shall maintain in effect policies and procedures intended to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the Sanctions Laws, the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-corruption laws.

ARTICLE 7EVENTS OF DEFAULT AND REMEDIES

Section 7.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:
(a)Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement (including reimbursement of LC Disbursements) or (ii) fails to pay, within five days of when due, any interest or any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;
(b)False Representation or Warranties. Any representation or warranty made or deemed to be made by or on behalf of any Credit Party in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;
(c)Breach of Covenant. (i) Any breach by the Borrower of any of the covenants in Section 5.1(a) (with respect to any Credit Party’s existence), Section 5.2(d) or Article 6 of this Agreement or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days after the earlier of (A) the date any Responsible Officer of the Borrower has actual knowledge of such breach, and (B) the date written notice thereof shall have been given to the Borrower by the Administrative Agent (which notice will be given at the request of any Lender Party);
(d)Credit Documents. Any Principal Credit Document (or any material provision thereof) shall at any time (before its expiration or termination according to its terms) cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto, or any such Person shall so state in writing;
(e)Cross-Default. (i) the Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $25,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default (but excluding Debt incurred hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $25,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default (other than Debt incurred hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;
(f)Bankruptcy and Insolvency. The Borrower or any Material Subsidiary (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or all or any material portion of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court of competent jurisdiction enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or all or any material portion of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under Debtor Relief Laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;
(g)Adverse Judgment. A final judgment or judgments for the payment of money exceeding, in the aggregate, $25,000,000 (exclusive of amounts covered by insurance) is rendered by any court of competent jurisdiction against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) such judgments shall remain undischarged for a period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;
(h)Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $25,000,000;
(i)Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $25,000,000; or
(j)Change in Control. The occurrence of a Change in Control;
Section 7.2    Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,
(a)    the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Revolving Lenders, by notice to the Borrower, declare that the obligation of each Revolving Lender to make Revolving Advances shall be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Majority Term Lenders, by notice to the Borrower, declare that the obligation of each Term Lender to make Term Advances shall be terminated, whereupon the same shall forthwith terminate, and (iii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the principal of the Obligations, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon such principal, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties party hereto,
(b)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Subsidiary Guaranty or any other Credit Document for the ratable benefit of the Lender Parties by appropriate proceedings.
Section 7.2    Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(f) shall occur,
(a)    the obligation of each Lender to make Advances shall immediately and automatically be terminated and the Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and
(b)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Subsidiary Guaranty or any other Credit Document for the ratable benefit of the Lender Parties by appropriate proceedings.
Section 7.4    Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swing Line Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 7.5    Remedies Cumulative, No Waiver. No right, power or remedy conferred to any Lender Party in this Agreement or the other Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power or remedy shall, to the full extent permitted by Legal Requirement, be cumulative and in addition to every other such right, power or remedy that the Lender Parties may otherwise have. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender Party in this Agreement or the other Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.
Section 7.6    Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this

Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default and subject to Section 2.16, all payments and collections received by the Administrative Agent shall be applied to the Obligations in accordance with Section 2.12 and otherwise in the following order:
FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement, any other Credit Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document; in each case to the extent required to be paid or reimbursed by a Lender, the Borrower or any other Credit Party pursuant to the terms of this Agreement or any other Credit Document;
SECOND, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);
THIRD, to the payment of any then due and owing other amounts (including fees and expenses but excluding principal) constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with such amounts owed to them on the date of any such distribution);
FOURTH, to the payment of any then due and owing principal constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution); and
FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8	THE ADMINISTRATIVE AGENT

Section 8.1    Appointment and Authority.
(a)Each Lender and the Swing Line Lender hereby (i) irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and (ii) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to either Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo

(and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
(c)Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall have no duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) (it being understood that this clause (i) shall not be construed to limit the Administrative Agent’s liability, if any, to the Borrower for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Swing Line Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.3) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii)

any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.
Section 8.2    Reliance by Administrative Agent and Swing Line Lender. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or the Swing Line Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Swing Line Lender unless such Administrative Agent shall have received notice to the contrary from such Lender or the Swing Line Lender prior to the making of such Advance or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.3    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.4    Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THEIR RESPECTIVE TOTAL PRO RATA SHARES, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE

(DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT OF POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, AND (ii) ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.
Section 8.5    Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.
Section 8.6    Resignation of Administrative Agent or Swing Line Lender.
(a)    The Administrative Agent may at any time give notice of its resignation to the other applicable Lender Parties and the Borrower. Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent, which shall be a Lender. If no such successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as may be agreed by the Majority Lenders and, if no Event of Default then exists, the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after such notice of removal is given (or such earlier day as may be agreed by the Majority Lenders and, if no Event of Default then exists, the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by the

Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article 8, and Sections 9.1, and 9.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)The Swing Line Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of the Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement and the other Credit Documents with respect to Swing Line Advances made by it prior to such resignation, but shall not be required to make any additional Swing Line Advances. Upon such notice of resignation, the Borrower shall have the right to designate any other Lender as the Swing Line Lender with the consent of such Lender so long as operational matters related to the funding of Advances have been adequately addressed to the reasonable satisfaction of such new Swing Line Lender and the Administrative Agent (if such new Swing Line Lender and the Administrative Agent are not the same Person).
(e)Notwithstanding anything herein to the contrary, the Person serving as the Swing Line Lender may not resign pursuant to the above provisions of this Section 8.6 unless such Person is, at the same time, resigning in its capacity as the Administrative Agent.
Section 8.7    Certain Authorization of Administrative Agent; Release of Guarantors.
(a)    The Administrative Agent is authorized (but not obligated) on behalf of the Lender Parties, without the necessity of any notice to or further consent from the Lender Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.
(b)    The Lender Parties irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Cash Collateral Account at such time when (1) all the Obligations (other than indemnity and other contingent obligations for which no claim shall have been asserted at any relevant time of determination) have been paid in full in cash and (2) the Lenders have no further Commitments under the Credit Agreement; and (ii) release a Guarantor from its obligations under the Subsidiary Guaranty and any other applicable Credit Document as contemplated by Section 5.6.
(c)    Upon request by the Administrative Agent at any time, the Lender Parties will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 8.7. The Administrative Agent shall not be responsible for nor have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, nor shall the Administrative Agent be responsible or liable to other Lender Party for any failure to monitor or maintain any portion of any collateral.

(d)    Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Lender Party hereby agree that no Lender Party shall have any right individually to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Subsidiary Guaranty may be exercised solely by Administrative Agent on behalf of the Lender Parties in accordance with the terms hereof and the other Credit Documents.
Section 8.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agents and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender hereunder.

ARTICLE 9MISCELLANEOUS
Section 9.1    Costs and Expenses. The Borrower shall pay, on demand, (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Swing Line Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) following the occurrence and during the continuation of an Event of Default, all out of pocket expenses incurred by any Lender Party (including the reasonable fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights, (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances.
Section 9.2    Indemnification; Waiver of Damages.
(a)Indemnification by the Borrower. The Borrower shall, and does hereby, indemnify, the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party insofar as such liabilities, damages, claims, costs and expenses arise out of, are related to or result from (i) any commitment letter related to the credit facilities provided for herein, (ii) the Transactions, (iii) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (iv) the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, (v) the consummation of the transactions contemplated hereby or thereby, (vi) in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, or (vii) any Advance or the use or proposed use of the proceeds therefrom; in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnitee’s own gross negligence or willful misconduct, (y) a claim brought by the Borrower or any other Credit Party against such Indemnitee for a breach in bad faith of such Indemnitee’s obligations under this Agreement or any other Credit Document, or (z) a claim brought by one Lender against another Lender (in each case, solely in their respective capacities as a Lender hereunder and not as an arranger, bookrunner, the Administrative Agent, or the Swing Line Lender) so long as such claim does not involve, or result from, an action or inaction by the Borrower or any Related Party of the Borrower, in each case of the foregoing clauses (x), (y) and (z), as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 9.2(a)

shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.
(b)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, the Borrower shall not assert, and the Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Lender Party party hereto shall assert, and each Lender Party party hereto agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 9.2(a) above, to the extent covered thereby, is a claim of direct or actual damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(c)Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.
(d)Payments. All payments required to be made under this Section 9.2 shall, unless otherwise set forth above, be made within 10 days of demand from the Administrative Agent or such other Indemnitee.
(e)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or 9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender or such Related Party, as the case may be, such Lender’s Total Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender in connection with such capacity.
Section 9.3    Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letters or any AutoBorrow Agreement), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower or by the Borrower and the Administrative Agent with the consent of the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (subject to Section 2.16 with respect to any Defaulting Lender):
(a)    no amendment, waiver, or consent shall, unless in writing and signed by the Borrower and all the Revolving Lenders directly and adversely affected thereby, do any of the following: (i)  reduce the principal of, or interest on, the Revolving Advances, or any fees or other amounts payable hereunder or under any other Credit Document to the Revolving Lenders, or (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Revolving Advances, including the Revolving Maturity Date, or for any payment of any fees or other amounts payable hereunder to the Revolving Lenders,
(b)    no amendment, waiver, or consent shall, unless in writing and signed by the Borrower and all the Term Lenders directly and adversely affected thereby, do any of the following: (i)  reduce the principal of, or interest on, the Term Advances, or any fees or other amounts payable hereunder or under any other Credit Document to the Term Lenders, or (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Term Advances, including the Term Maturity Date, or for any payment of any fees or other amounts payable hereunder to the Term Lenders;
(c)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1, (ii)  amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iii) release all or substantially all of the value of the Subsidiary Guaranties except as permitted under Section 5.6; (iv) amend the definition of “Majority Lenders”, “Majority Revolving Lenders” or “Majority Term Lenders”; or (v) change the percentage of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document;
(d)    no amendment, waiver, or consent shall, unless in writing and signed by the Majority Revolving Lenders, the Majority Lenders and the Borrower, adversely affect the interests, rights or obligations of the Revolving Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, it being understood that, if the aggregate Revolving Credit Exposures is less than the aggregate Revolving Commitments, then any amendment, waiver or consent that has the effect of curing or waiving any Default shall require the consent of the Majority Revolving Lenders in addition to all other consents required hereunder;
(e)    no amendment, waiver, or consent shall, unless in writing and signed by the Majority Term Lenders, the Majority Lenders and the Borrower adversely affect the interests, rights or obligations of the Term Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Lenders, it being understood that, so long as any Term Commitments remain in effect and unfunded, any amendment, waiver or consent that has the effect of curing or waiving any Default shall require the consent of the Majority Term Lenders in addition to all other consents required hereunder;
(f)no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;
(g)no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, (i) increase the aggregate Revolving Commitments (except pursuant to Section 2.15) or the aggregate Term Commitments, or (ii) affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;
(h)no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, (i) increase the Swing Line Sublimit Amount or (ii) affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document; and
(i)the Subsidiary Guaranty may be supplemented (but not otherwise amended) as expressly provided therein.
Section 9.4    Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
Section 9.5    Survival of Representations and Obligations. All representations and warranties contained in this Agreement or in any other Credit Document or made in writing by or on behalf of the Credit Parties in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances and any investigation made by or on behalf of the

Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.10, 2.11, 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.4 shall survive any termination of this Agreement and repayment in full of the Obligations.
Section 9.6    Borrower Assignment. Neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any other Credit Document or any interest in this Agreement or any other Credit Document without the prior written consent of each Lender.
Section 9.7    Lender Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Advances outstanding thereunder), or Term Commitment (which for this purpose includes Term Advances outstanding thereunder), or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $15,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitments assigned and, for the avoidance of doubt, a Lender may assign all or any portion of its rights and obligations between the Facilities on a non pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (i) for assignments under the Revolving Facility to any Person that is not a Revolving Lender and (ii) for assignments under the Term Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment by a Lender under the Revolving Facility to any Person that is not a Revolving Lender.
(iv)Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a natural Person or (C) a Defaulting Lender.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Shares of all Advances and participations in Swing Line Advances in accordance with its applicable Pro Rata Shares. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.13, 9.1 and 9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be subject to its obligations under Section 2.13(e) and (h) for events and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.4 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the approval of all affected Lenders in accordance with the terms of Section 9.3 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender and delivered to the Borrower as required under Section 2.13(g)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. To the extent permitted by Legal Requirement, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.8.

Section 9.8    Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Specified Information (as defined below) received by such Lender Party; provided that nothing herein shall prevent any Lender Party from disclosing any such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, or advisor of any Lender Party or Affiliate of any Lender Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Specified Information and instructed to keep such Specified Information confidential), (b) to the extent required by any Legal Requirement, (c) to the extent required by order of any court or administrative agency, (d) to the extent required to be disclosed by reason of any request or demand of any regulatory agency or authority having jurisdiction over such Lender Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, (f) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lender Party is a party, (g) to any actual or proposed participant or assignee subject to the acknowledgment and acceptance by such proposed participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and the assigning Lender, including as agreed in any confidential information memorandum or other marketing materials) in accordance with customary market standards for dissemination of such type of information, and (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities. “Specified Information” means all written information concerning the Borrower or any of its Subsidiaries or Affiliates that has been made available to the Lender Parties by the Borrower or any of its Subsidiaries or Affiliates (excluding (i) any such information that is available to such Lender Party on a non-confidential basis but including any information from a source which, to such Lender Party’s actual knowledge, has been disclosed by such source in violation of a duty of confidentiality to the Borrower or any of its Subsidiaries or Affiliates and (ii) any information that is or becomes generally available to the public other than as a result of disclosure by any other Lender Party prohibited by this Agreement). NOTWITHSTANDING ANYTHING TO THE CONTRARY

CONTAINED HEREIN, nothing in this Agreement shall (i) restrict any Lender Party from providing information to any banking or other regulatory or governmental authorities having jurisdiction over such Lender Party, including the Federal Reserve Board and its supervisory staff; (ii) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (iii) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.
Section 9.8    Notices, Etc.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, facsimile or electronic mail (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower, the Administrative Agent or the Swing Line Lender, at the applicable address (or facsimile numbers) set forth on Schedule II, and (ii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications.
(i)    The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as Syndtrak, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or any Lender Party’s transmission of communications through the Platform.
(ii)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or othe

r materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
(c)    Change of Address, Etc. Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.10    Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such Legal Requirements that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Advances (or if such Advances shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Advances are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Advances (or, if the applicable Advances shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Advances all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.
Section 9.11    Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by Legal Requirement, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.
Section 9.12    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Swing Line Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 9.13    Governing Law. This Agreement and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).
Section 9.14    Submission to Jurisdiction; Waiver of Venue. The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.14. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 9.15    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.16    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (e.g., in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.
Section 9.17    Waiver of Jury. THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.18    USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
Section 9.19    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12(e), each Lender or Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.
Section 9.20    No Advisory or Fiduciary Responsibility. In connection with all aspects of any transaction contemplated herein, the Borrower acknowledges and agrees that: (i) this Agreement and any transaction contemplated herein constitute an arm’s-length commercial transaction between the Borrower and its affiliates, on the one hand, and the Lender Parties, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of this Agreement and such transaction, (ii) each Lender Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for the Borrower or any of the Borrower’s affiliates, equityholders, directors, officers, employees, creditors or any other party, (iii) no Lender Party has assumed or will assume an advisory, agency or fiduciary responsibility in the Borrower’s or any Borrower’s affiliate’s favor with respect to this Agreement or transaction contemplated herein or the process leading thereto (irrespective of whether any Lender Party has advised or is currently advising the Borrower or such affiliate on other matters) and no Lender Party has any obligation to the Borrower or any affiliate of the Borrower with respect to this Agreement or any transaction contemplated herein except those obligations expressly set forth in this Agreement, (iv) any of the Lender Parties may be engaged in a broad range of transactions that involve interests that differ from the Borrower’s and those of any Affiliate of the Borrower and no Lender Party shall have any obligation to disclose any of such interests, and (v) no Lender Party has provided any legal, accounting, regulatory or tax advice with respect to this Agreement or any transaction contemplated herein and the Borrower has consulted with its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that the Borrower may have against any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty.
Section 9.21    Integration. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE

ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
In executing this agreement, the Borrower hereby warrants and represents it is not relying on any statement or representation other than those in this agreement and is relying upon its own judgment and advice of its attorneys.
[Remainder of this page intentionally left blank. Signature pages follow.]

Signature page to Credit Agreement
(Oceaneering International, Inc.)

EXECUTED as of the date first above written.
BORROWER:
OCEANEERING INTERNATIONAL, INC.
By:    /S/ ROBERT P. MINGOIA
Robert P. Mingoia
Vice President and Treasurer
ADMINISTRATIVE AGENT/LENDERS:
WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender,
and Lender
By:    /S/ CORBIN WOMAC
Corbin Womac
Director

DNB Capital LLC
as Lender
By:    /S/ JOE HYKLE
Name:    Joe Hykle
Title:    Senior Vice President

By:    /S/ ROBERT DUPREE
Name:    Robert Dupree
Title:        Senior Vice President
HSBC Bank USA, National Association
as a Lender
By:    /S/ STEVEN SMITH
Name:    Steven Smith
Title:    Director
JPMorgan Chase Bank, N.A.
as a Lender
By:    /S/ ANSON D. WILLIAMS
Name:    Anson D. Williams
Title:        Authorized Officer
Bank of America, N.A.
as a Lender
By:    /S/ ANTHONY A. EASTMAN
Name:    Anthony A. Eastman
Title:    Vice President
STANDARD CHARTERED BANK
as a Lender
By:    /S/ STEPHEN ALOUPIS
Name:    Stephen Aloupis
Title:    Managing Director Capital Markets

By:    /S/ HSING H. HUANG
Name:    Hsing H. Huang
Title:    Associate Director
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as a Lender
By:    /S/ KEVIN SPARKS
Name:    Kevin Sparks

Title:    Vice President
BARCLAYS BANK PLC
as a Lender

By:    /S/ SAMUEL COWARD
Name:    Samuel Coward
Title:    Vice President
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Lender
By:    /S/ CHRISTOPHER DAY
Name:    Christopher Day
Title:    Authorized Signatory
By:    /S/ WHITNEY GASTON
Name:    Whitney Gaston
Title:    Authorized Signatory

Schedule I

SCHEDULE I
Pricing Schedule
The Applicable Margin with respect to Commitment Fees and Advances shall be determined in accordance with the following Table A or Table B, as applicable, and in each case, (a) prior to the Trigger Date (as defined below), based on the Leverage Ratio reflected in the Compliance Certificate delivered in connection with the financial statements or the pro forma Leverage Ratio reflected in the Pro Forma Compliance Certificate, in any case, which is most recently delivered pursuant to Section 5.2 and (b) from and after the Trigger Date, based on the Borrower’s Debt Rating (as defined below). For the avoidance of doubt, the Applicable Margin in effect on the Trigger Date shall be based on the Borrower’s Debt Rating in effect on such date. Adjustments, if any, to the Applicable Margin (i) prior to the Trigger Date, shall be effective on the date the Administrative Agent receives the applicable financial statements and corresponding Compliance Certificate or Pro Forma Compliance Certificate as required by the terms of this Agreement and (ii) from and after the Trigger Date, shall be effective on the date of a publicly announced change in a Debt Rating and ending on the date immediately preceding the effective date of such change.

Notwithstanding the foregoing, the Borrower shall be deemed to be at Level I under each of Table A and Table B until the earliest of (x) delivery of its unaudited financial statements and corresponding Compliance Certificate for the fiscal quarter ending December 31, 2014, (y) the Trigger Date and (z) the delivery of the Pro Forma Compliance Certificate. If the Trigger Date has not occurred and the Borrower fails to deliver the Pro Forma Compliance Certificate or the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Pro Forma Compliance Certificate or financial statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees and Advances shall be determined at Level IV under each of Table A and Table B, and shall remain at such levels until the date such Pro Forma Compliance Certificate or financial statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period prior to the Trigger Date shall also be subject to the provisions of Section 2.8(d).

TABLE A

The Applicable Margin with respect to Swing Line Advances, Revolving Advances and Commitment Fees with respect to Revolving Commitments shall be based on the Leverage Ratio or Debt Rating, as applicable, pursuant to the following grid:

Levels	Debt Rating (S&P/Moody’s)	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
I	Higher than or equal to BBB+/Baa1	Is less than 1.00 to 1.00	1.125%	0.125%	0.125%
II	BBB/Baa2	Is equal to or greater than 1.00 to 1.00 but less than 2.00 to 1.00	1.250%	0.250%	0.175%
III	BBB-/Baa3	Is equal to or greater than 2.00 to 1.00 but less than 3.00 to 1.00	1.500%	0.500%	0.225%
IV	BB+/Ba1 or lower	Is greater than or equal to 3.00 to 1.00	1.750%	0.750%	0.300%
TABLE B

The Applicable Margin with respect to Term Advances and Commitment Fees with respect to Term Commitments shall be based on the Leverage Ratio or Debt Rating, as applicable, pursuant to the following grid:

Levels	Debt Rating (S&P/Moody’s)	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
I	Higher than or equal to BBB+/Baa1	Is less than 1.00 to 1.00	1.000%	0.000%	0.125%
II	BBB/Baa2	Is equal to or greater than 1.00 to 1.00 but less than 2.00 to 1.00	1.125%	0.125%	0.175%
III	BBB-/Baa3	Is equal to or greater than 2.00 to 1.00 but less than 3.00 to 1.00	1.250%	0.250%	0.225%
IV	BB+/Ba1 or lower	Is greater than or equal to 3.00 to 1.00	1.500%	0.500%	0.300%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured debt; provided that (a) if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Level I being the highest and the Debt Rating for Level IV being the lowest), unless there is a split in Debt Ratings of more than one Level, in which case the Level immediately below the higher of such Debt Ratings shall be used; (b) if either Moody’s or S&P (but not both) shall have in effect a Debt Rating, then the Level shall be determined by the Debt Rating issued by either Moody’s or S&P, as the case may be; (c) if neither Moody’s nor S&P shall have in effect a Debt Rating (other than by reason of the circumstances referred to in clause (d) of this definition), then the Level shall be deemed to be Level IV; and (d) if the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the definition of “Applicable Margin” to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Level most recently in effect prior to such change or cessation.

“Trigger Date” means the first date on or prior to which each of the following shall have occurred: (a) the senior, unsecured debt of the Borrower is rated by Moody’s and S&P, and (b) the Administrative Agent has received written notice from the Borrower that it elects to apply the Debt Rating for purposes of the Applicable Margin.
Schedule II

SCHEDULE II
Commitments, Contact Information

ADMINISTRATIVE AGENT/ SWING LINE LENDER
Wells Fargo Bank, National Association
Address: 1525 West WT Harris Blvd. 1B1
Mail Code MAC D1109-019
Charlotte, NC 28262
Attn: Stephanie Kolodziejski
Telephone:(704) 427-2457
Facsimile:(704) 715-0017
Email: stephanie.kolodziejski@wellsfargo.com

with a copy to:

Address:1000 Louisiana, 9th Floor
MAC T5002-090
Houston, Texas 77002
Attn: Corbin Womac
Telephone: (713) 319-1632
Facsimile: (713) 739-1087

CREDIT PARTIES
Borrower/Guarantors	Address for Notices: c/o Oceaneering International, Inc. 11911 FM 529 Houston, Texas 77041-3000 Attn: Robert Mingoia Telephone: 713-329-4808 Facsimile: 713-329-4653 Email: bob@oceaneering.com

Lender	Revolving Commitment	Term Commitment	Total
Wells Fargo Bank, National Association	$71,875,000	$43,125,000	$115,000,000
DNB Capital LLC	$71,875,000	$43,125,000	$115,000,000
HSBC Bank USA, National Association	$71,875,000	$43,125,000	$115,000,000
JPMorgan Chase Bank, N.A.	$71,875,000	$43,125,000	$115,000,000
Bank of America, N.A.	$50,000,000	$30,000,000	$80,000,000
Standard Chartered Bank	$50,000,000	$30,000,000	$80,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000	$30,000,000	$80,000,000
Barclays Bank PLC	$31,250,000	$18,750,000	$50,000,000
Credit Suisse AG, Cayman Islands Branch	$31,250,000	$18,750,000	$50,000,000
Total:	$500,000,000	$300,000,000	$800,000,000